As filed with the Securities and Exchange Commission on March 9, 2005
Registration No. _________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

GLOBAL CASINOS, INC.
(Name of Small Business Issuer in Its Charter)

Utah	7993	87-0340206
(State or Other Jurisdiction	(Primary Standard Industrial	IRS Employer
of Incorporation or Organization)	Classification Code Number)	Identification Number

5455 Spine Road, Suite C
Boulder, CO 80301
(303) 527-2903
(Address and Telephone Number of Principal Executive Offices)

5455 Spine Road, Suite C
Boulder, CO 80301
(303) 527-2903
(Address of Principal Place of Business)

Frank L. Jennings, Chief Executive Officer
5455 Spine Road, Suite C
Boulder, CO 80301
(303) 527-2903
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100

Approximate Date of Proposed Sale to Public:
As soon as practicable after the effective date of the Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.05 par value	250,000	$1.21(2)	$302,500
Common Stock, $.05 par value, issuable upon conversion of debentures	1,000,000(2)(3)	$1.21(2)	$1,210,000	$__________
Common Stock, $.05 par value, issuable upon exercise of warrants:	1,128,150(2)(3)	$____(2)	$1,365,061.50	$__________
TOTAL:	2,378,150		$2,877,561.50	$338.69
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the aggregate market value of the shares of common stock underlying the debentures and warrants.

(3)	Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the debentures and the warrants.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Global Casinos, Inc.
Cross-Reference Index
	Item No. and Heading	Location
	In Form SB-2	in Prospectus
Registration Statement

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	Use of Proceeds; Risk Factors

5.	Determination of Offering Price	*

6.	Selling Securityholders	Selling Securityholders

7.	Plan of Distribution	Plan of Distribution

8.	Legal Proceedings	Legal Proceedings

9.	Directors, Executive Officers, Promoters and Controlling Persons	Management

10.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders

11.	Description of Securities	Description of Securities

12.	Interest of Named Experts and Counsel	Legal Matters; Experts

13.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors

14.	Organization Within Last Five Years	*

15.	Description of Business	Prospectus Summary; Risk Factors; Business

16.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business

17.	Description of Property	Business

18.	Certain Relationships and Related Transactions	Certain Transactions

19.	Market for Common Equity and Related Stockholder Matters	Market for Common Stock

20.	Executive Compensation	Management - Executive Compensation

21.	Financial Statements	Financial Statements

22.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

 * Omitted from Prospectus because Item is inapplicable or answer is in the negative

Prospectus

GLOBAL CASINOS, INC.

2,378,150 Shares Common Stock

______________________________________________

            This is an offering of shares of the common stock of Global Casinos, Inc. by persons and companies that were issued common stock, debentures that are convertible into shares of our common stock and warrants to purchase shares of our common stock in private offerings. The common stock underlying the debentures and warrants may be sold once the debentures are converted or the warrants exercised in accordance with their terms.

            Our common stock is traded on the Over-the-Counter Market and quoted on the OTC Electronic Bulletin Board under the symbol "GBCS." On March 3, 2005, the bid and asked prices of our common stock as quoted on the Bulletin Board were $1.10 and $1.20, respectively.

                                            Investing in our common stock involves a
                                            high degree of risk. You should read the
                                            "Risk Factors" beginning on Page __.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is _________ ___, 2005.

Prospectus Summary

About our Company

            We operate in the domestic gaming industry through a wholly-owned subsidiary, which owns and operates the Bull Durham Saloon & Casino located in Black Hawk, Colorado. We are organized as a holding company because in the past we operated multiple casinos and gaming properties and had other related interests. We were organized under the laws of the State of Utah on June 8, 1978.

            The Bull Durham is located approximately one hour from Denver, Colorado in the mountain town of Black Hawk. We have operated The Bull Durham since 1993, soon after limited stakes gambling was legalized in Black Hawk in 1992. The casino holds a retail liquor license issued by the State of Colorado and offers limited food service in addition to beverages.

            Presently, the casino occupies approximately 7,200 square feet of space located at 110 Main Street in Black Hawk, Colorado. Our subsidiary owns the building in which the Bull Durham operates, subject to three deeds of trust securing a total of $2,051,000 in debt. We operate 188 slot machines at the casino.

            Our executive offices are located at 5455 Spine Road, Suite C, Boulder, CO 80301. Our telephone number is (303) 527-2903.

About the Offering
*

This is an offering by Selling Securityholders of 250,000 shares of common stock that they own, 1,000,000 shares of common stock that they may acquire by converting debentures and 1,128,150 shares of common stock that they may acquire by exercising warrants. The common stock, debentures and warrants were acquired in private offerings that occured between August, 2004 and January 2005.

*	The Selling Securityholders may sell the shares of common stock covered by this prospectus when they have either converted the debentures or exercised the warrants.

*	We will not receive any proceeds from the resale of common stock by the Selling Securityholder.

*	We may receive proceeds from the exercise of the warrants, which would be used for general working capital.

*	The Selling Securityholder may offer its shares from time to time either in privately negotiated transactions or in public market transactions.

*	Shares Outstanding Before Offering	3,141,360

*	Shares Outstanding After Offering	5,269,510

*	Shares Offered by Selling Securityholders	2,378,150

Summary Financial Data

Our historical operating information may not be indicative of our future operating results.

Statement of Operations Data:	Fiscal Year Ended	Six Month Period Ended
	June 30, 2004	December 31, 2004

Total Revenues	$ 3,144,877	$ 1,966,555
Operating expenses	2,691,404	1,543,395
Operating income	453,473	423,160
Other income (expense)	(201,298)	608,088
Income tax provision	-	-
Net income applicable to common stockholders	248,891	1,029,606
Basic earnings per share	$ .10	$ .37
Diluted earnings per share	$ .10	$ .34

	At June 30, 2004	At December 31, 2004
Balance Sheet Data
Working capital (deficit)	$ (1,364,046)	$ 266,770
Total assets	4,541,246	4,865,286
Stockholders' equity (deficit)	(96,040)	1,530,566

________________

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

Our independent auditors have expressed substantial doubt regarding our ability to continue as a going concern.

            Although we reported net income for the years ended June 30, 2004 and 2003, and the six month period ended December 31, 2004, we had net losses for several previous fiscal years and we have suffered from a lack of working capital. As of June 30, 2004, we had an accumulated deficit of $12,514,634 and a working capital deficiency of $1,364,046. We are delinquent on payments to certain creditors and have ceased operating all but one of our casinos. In recognition of such, our independent auditors included an explanatory paragraph in their report on our financial statements for the fiscal year ended June 30, 2004 that expressed substantial doubt regarding our ability to continue as a going concern.

We will require additional capital and have no commitments for funding.

            Our operations consist solely of the Bull Durham casino. We believe this operation can be self-sustaining. However, it is not expected to be sufficiently profitable to fund the capital resource needs of the parent company. These conditions make it unlikely that we could take advantage of future opportunities without a significant capital infusion. We will have to obtain such additional capital through borrowings or from additional equity financing. Additional future equity financing may occur through the sale of either unregistered common stock in exempt offerings or through the public offering of registered stock. In any case, such additional equity financing may result in additional dilution to investors. There can be no assurance that any additional capital, funding or revenues can satisfactorily be arranged. We have no arrangements for the acquisition of additional capital.

We have leveraged our sole casino to secure repayment of debentures. If we default in the repayment of the debentures, we could forfeit our sole productive asset.

            In January 2005, we sold an aggregate of $500,000 in convertible debentures in a private offering. We used the proceeds of the debenture offering to retire an outstanding note payable to Astraea Investment Management, L.P., and to redeem an option which Astraea had to purchase Bull Durham Casino. Repayment of the debentures, which accrue interest at 12% per annum, is secured by 100% of our shares of common stock of Casinos, USA, Inc., which owns our sole gaming property, the Bull Durham. If we default in the repayment of those debentures, the debenture holders could foreclose on their collateral and we would lose our sole producing asset.

We have not paid several of our debt obligations, and we do not expect to generate sufficient funds from operations to pay those obligations.

            We have not paid several unsecured loans and loan agreements and other debt obligations. We do not expect to generate sufficient funds from operations to cover those matters. While we believe that much of this debt is time barred and therefore extinguished, there can be no assurance that a statute of limitations defense will be upheld. We continue to address debt by negotiating extensions and other modifications to the terms of these debts and by conversion of debt to equity, restructuring of amounts due and other payment terms. Should any of our creditors initiate action against us to collect upon their debts, it could have a material adverse effect on our financial condition.

Risks Related to our Gaming Operations

If we fail to comply with gaming regulations, we could loose our gaming license or be subject to substantial fines.

            The operation of a casino gaming facility in Colorado requires a Colorado Limited Gaming License. A Colorado gaming license is a non-transferable, revocable privilege in which the licensee acquires no vested interest. The Colorado Gaming Commission could choose not to renew that license if it has concerns about our management, operations, business practices or associations. Additionally, any violation of gaming laws or regulations could result in the assessment of substantial fines against us and the persons involved. The suspension, revocation or non-renewal of any of our licenses or the levy on us of substantial fines could have a material adverse effect on our business, financial condition and results of operations.

Holders of our stock are subject to investigation by the Colorado Gaming Commission.

            The Colorado Gaming Commission requires that any beneficial owner of five percent or more of our securities, including holders of our common stock, file an application for a finding of suitability. The gaming authority has the power to investigate an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities.

Changes in regulatory environment could have a material adverse effect on our operating results.

            From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

We face substantial competition from other gaming operations and other forms of gaming that could have a material adverse effect on our future operations.

            We operate in a very competitive environment. Casinos offering hotel accommodations for overnight stays may have a competitive advantage over our casino. In addition, many of the casinos in Black Hawk are operated by large companies with multi-state operations and substantial resources. Our casino also indirectly faces competition from other forms of gaming, including the Colorado state-run lottery, multi-state lottery, online computer gaming, charitable bingo and horse and dog racing, as well as other forms of entertainment.

Additional legalization of gaming in Colorado could adversely affect our business.

            Additional legalization of gaming in or near any area from which our casino draws customers would adversely affect our business. Colorado law requires statewide voter approval for any expansion of limited gaming into additional locations and depending on the authorization approved by the statewide vote, may also require voter approval from the locality in question. Several attempts have been made by various parties in recent years to expand gaming in Colorado. However, to date none of this legislation has passed. However, there can be no assurance that such legislation will not be implemented in Colorado. If such legislation is approved by the Colorado legislature or Colorado voters, it would likely have a material adverse impact on our future operating results.

Construction of a new roadway from Interstate 70 to Central City could result in fewer visitors to our casino.

            Historically, Black Hawk has enjoyed an advantage over Central City, a city close to Black Hawk with legalized limited stakes gaming, because the majority of customers have to drive by and through Black Hawk to reach Central City. However, in November 2004, Central City completed a new four-lane road from Interstate 70 at Hidden Valley directly into downtown Central City. This roadway allows drivers to reach Central City without driving through Clear Creek Canyon and Black Hawk. The new roadway may attract patrons and customers of our casino to casinos located in Central City, which would have a material adverse effect upon us.

We may face difficulties in attracting and retaining qualified employees for our casino.

            The operation of our casino requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. Currently, there is a shortage of skilled labor in the gaming industry. We believe this shortage will make it increasingly difficult and expensive for the manager of our casino to attract and retain qualified employees. Increasing competition in Black Hawk and competing markets may lead to higher costs in order to retain and attract qualified employees. We may incur higher labor costs in order for the casino management to attract qualified employees from existing gaming facilities. While we believe that we will be able to attract and retain qualified employees, we may have difficulty attracting a satisfactory number, and we may incur higher costs than expected as a result.

Adverse weather, road conditions and infrastructure limitations affect our ability to attract customers.

            The location of our casino in the Rocky Mountains creates a risk that it will be subject to inclement weather, particularly snow. Severe weather conditions could cause significant physical damage to the casino or result in reduced hours of operation or access to the casino. Black Hawk is served by winding mountain roads that require cautious driving, particularly in bad weather, and are subject to driving restrictions and closure. Congestion on the roads leading to Black Hawk is common during the peak summer season, holidays and other times and may discourage potential customers from traveling to the casino, particularly if road construction is in process.

Because we are dependent on a single casino for all of our cash flow, local economic conditions and other local conditions and circumstances beyond our control could adversely affect our business.

            We are entirely dependent upon our one casino for all of our cash flow. Therefore, we are subject to greater risks than a geographically diversified gaming company. These greater risks include those caused by any of the risks described in this section, including:
-	local economic and competitive conditions;

-	inaccessibility due to road construction or closure on primary access routes;

-	changes in local and state governmental laws and regulations;

-	natural and other disasters;

-	a decline in the number of residents near or visitors to Black Hawk; or

-	a decrease in gaming activities in Black Hawk.

            Any of the factors outlined above could adversely affect our ability to generate sufficient cash flow to continue to operate our casino. A recession or economic slowdown could cause a reduction in visitation to the casino, which would adversely affect our operating results.

We are subject to environmental laws and potential exposure to environmental liabilities, which could be costly.

            We are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, we could be held liable for the costs of remediating contaminated soil or groundwater on or from our property without regard to whether we knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of contamination, or failure to remediate it properly, may adversely affect our ability to sell or rent such property.

            Our casino is located within the geographic footprint of the Clear Creek/Central City Superfund Site, a large area of historic mining activity, which is the subject of state and federal clean-up actions. Although we have not been named a potentially responsible party for this Superfund Site, it is possible that as a result of our ownership and operation of our property (on which mining may have occurred in the past), we may occur costs related to this matter in the future. To date, none of these matters of other matters arising under environmental laws has had a material adverse effect on our business, financial condition, or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

The rate of taxation on gaming profits may increase in the future.

            The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds. The Colorado Gaming Commission has the authority to set gaming tax rates and the current rate structure is a progressive scale with a maximum tax of 20%. The city of Black Hawk has imposed an annual device fee of $750 per gaming device and it revises the same from time to time. The Colorado Gaming Commission has eliminated its annual device fee for gaming machines. The Colorado Gaming Commission may revise the gaming tax or re-impose the state device fee at any time and has been conducting annual reviews to reconsider and reevaluate the gaming taxes on or about July 1st of each year. We cannot assure you that the tax rates applicable to the casino will not be increased in the future by either the Colorado Gaming Commission or the city of Black Hawk. Additionally, from time to time, certain federal legislators have proposed the imposition of a federal tax on gaming revenues. Any such tax could adversely affect our financial condition or results of operations.

Energy and fuel price increases may adversely affect our costs of operations and our revenues.

            Our casino property uses significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the recent substantial increases in the cost of electricity in the United States may negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases. Dramatic increases in fuel prices may also adversely affect customer visits.

We experience quarterly fluctuations in our results of operations.

           Our quarterly operating results fluctuate because of seasonality and other factors. We typically generate the best operating profits in our fourth and first fiscal quarters, which end in June and September, respectively. These seasonal trends may impact our financial condition to the extent we need more funds during periods of slower activity in the future.

Risks Related To This Offering

We have not paid dividends and do not anticipate paying any dividends on our common stock in the foreseeable future.

            We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs, and other factors.

The existence of outstanding convertible debentures, options and warrants may impair our ability to raise capital.

            At January 31, 2005, there were 2,428,150 shares of common stock issuable upon conversion of debentures and exercise of outstanding options and warrants at an average exercise price of $1.36. During the life of the options and warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period the warrants are outstanding may be adversely affected and the existence of the warrants may have an effect on the price of our common stock. The holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants.

There are trading risks for low priced stocks.

            Our common stock is currently traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. As a consequence, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

            The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three (3) years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

            If our securities are not quoted on NASDAQ, or we do not have $2,000,000 in net tangible assets, trading in our securities will be covered by Rules 15-g-1 through 15-g-6 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. Securities are exempt from these rules if the market price of the common stock is at least $5.00 per share.

We cannot predict the number of warrants, if any, that will be exercised, or the proceeds that we will receive from the exercise of warrants.

            The Selling Securityholders are under no obligation to exercise the warrants, and can be expected to do so only if it is economically reasonable for it to do so. Typically, warrants are not exercised unless exercise is forced, either by us calling them for redemption, or because they are scheduled to expire; and then they will be exercised only if the exercise price is less than the market price of our common stock underlying the warrants. Accordingly, there is no assurance that the warrants will be exercised during the period they are exercisable, or that we will receive any proceeds from the exercise of the warrants.

We will have broad discretion to allocate any proceeds we receive from the exercise of warrants. We cannot guarantee that the monies received will improve our operations.

            The monies that we may receive from the exercise of the warrants have been allocated generally to provide working capital for operations. As such, we will use funds as they are received for such purposes and in such proportions as we deem advisable. While we will apply the proceeds in a manner consistent with our fiduciary duty and in a manner consistent with our best interests, we cannot assure you that the monies received will result in any present or future improvement in our results of operations.

The market price of our securities could be adversely affected by sales of restricted securities.

            Actual sales or the prospect of future sales of shares of our common stock under Rule 144 may have a depressive effect upon the price of, and market for, our common stock. As of December 31, 2004, 3,141,360 shares of our common stock were issued and outstanding. 1,235,935 of these shares are "restricted securities" and under some circumstances may, in the future, be under a registration under the Securities Act or in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of other conditions, a person who has beneficially owned restricted shares of common stock for at least one year is entitled to sell, within any three-month period, a number of shares that:
Does not exceed the greater of one percent of the total number of outstanding shares of the same class; or

*	If the common stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale.

A person who presently is not and who has not been one of our affiliates for at least three months immediately preceding a sale and who has beneficially owned the shares of common stock for at least two years is entitled to sell these shares under Rule 144 without regard to any of the volume limitations described above We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely effect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Our ability to issue additional securities without shareholder approval could have substantial dilutive and other adverse effects on existing stockholders and investors in this offering.

            We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. Future issuance of common stock could be at values substantially below the exercise price of the warrants, and therefore could represent further substantial dilution to you as an investor in this offering. In addition, we could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. We have outstanding debentures that are convertible into 1,000,000 shares of common stock. We also have outstanding options exercisable to purchase up to 300,000 shares of common stock at a weighted average exercise price of $0.11 per share, and outstanding warrants exercisable to purchase up to 1,128,150 shares of common stock at a weighted average exercise price of $2.45 per share. Exercise of these warrants and options could have a further dilutive effect on existing stockholders and you as an investor in this Offering.

Our corporate charter makes certain limitations on director liability.

            Our Articles of Incorporation provide, as permitted by Utah law, that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against directors. In addition, our Articles of Incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Utah law.

Members of our management have conflicts of interest.

            Our directors, are, or may become in their individual capacity, officers, and directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, they may develop conflicts of interest including, among other things, time, effort, and corporate opportunity, involved in participation with such other business entities. The amount of time that our directors will devote to our business will be limited.

Information about the Market for our Stock

            Our outstanding shares of common stock are traded over-the-counter and quoted on the "Bulletin Board" of the NASD under the symbol "GBCS". The reported high and low bid and ask prices for our common stock are shown below for the period from July 1, 2002 through December 31, 2004.

	Bid		Ask
	High	Low	High	Low
2003 Fiscal Year
July - Sept 2002	$0.16	$0.02	$0.51	$0.11
Oct - Dec 2002	0.12	0.02	0.40	0.02
Jan - Mar 2003	0.10	0.02	0.25	0.02
Apr - June 2003	0.11	0.03	0.25	0.03

2004 Fiscal Year
July - Sept 2003	$0.15	$0.03	$0.25	$0.04
Oct - Dec 2003	0.05	0.04	0.12	0.10
Jan - Mar 2004	0.05	0.04	0.11	0.10
Apr - June 2004	0.15	0.05	0.20	0.10

2005 Fiscal Year
July - Sept 2004	$0.35	$0.05	$0.50	$0.20
Sept-Dec 2004	$1.08	$0.22	$1.28	$0.28

            The bid and ask prices of our common stock as of March 3, 2005 were $1.10 and $1.20, respectively, as reported on the Bulletin Board. The Bulletin Board prices are bid and ask prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commissions to the broker-dealer. The prices do not reflect prices in actual transactions. As of February 28, 2005, there were approximately 806 record owners of our common stock and approximately 2,000 beneficial owners.

            Our common stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

             These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

       Safe Harbor for Forward-looking Statements

In General

            This prospectus contains statements that plan for or anticipate the future. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following:
*	statements about our future business plans and strategies;

*	anticipated operating results and sources of future revenue;

*	our organization's growth;

*	adequacy of our financial resources;

*	competitive pressures;

*	changing economic conditions; and

*	expectations regarding competition from other companies.

            Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus include:
*	changes in general economic and business conditions affecting the gaming industry;

*	changes in governmental regulation of the gaming industry; and

*	expansion of gaming in our area.

            In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

 Dividend Policy

We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors, based upon such factors as our historical and projected earnings, our working capital surplus, and anticipated demands for capital expenditures.

Capitalization

The following table sets forth our capitalization as of December 31, 2004 on an actual basis. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.
As of December 31, 2004

Long-Term Debt	$ 2,566,592
Stockholders' Equity:
Preferred Stock, 10,000,000shares authorized
Series A - no dividends, $2.00 stated value, non-voting 2,000,000 shares authorized, 200,500 shares issued and outstanding	401,000
Series B - 8% cumulative, convertible, $10.00 stated value, non-voting, 400,000 shares authorized, no shares issued and outstanding	0
Series C - 7% cumulative, convertible, $1.20 stated value, voting 600,000 shares authorized, 39,101 shares issued and outstanding, in arrears	46,921
Common stock - $0.05 par value; 50,000,000 shares authorized; 3,141,360 shares issued and outstanding	157,068
Additional paid-in capital	12,410,605
Accumulated (deficit)	(11,485,028)
Stockholders' Equity	1,530,566
Total Stockholders' Equity and Long-Term Debt	$ 4,097,158

Selected Financial Data

            We have set forth below certain selected financial data. This financial data was derived from the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Summary Financial Data

Our historical operating information may not be indicative of our future operating results.

Statement of Operations Data:	Fiscal Year Ended	Six Month Period Ended
	June 30, 2004	December 31, 2004

Total Revenues	$ 3,144,877	$ 1,966,555
Operating expenses	2,691,404	1,543,395
Operating income	453,473	423,160
Other income (expense)	(201,298)	608,088
Income tax provision	-
Net income applicable to common stockholders	248,891	1,029,606
Basic earnings per share	$ .10	$ .37
Diluted earnings per share	$ .10	$ .34

	At June 30, 2004	At December 31, 2004
Balance Sheet Data
Working capital (deficit)	$ (1,364,046)	$ 266,770
Total assets	4,541,246	4,865,286
Stockholders' equity (deficit)	(96,040)	1,530,566

 ________________

Management's Discussion and Analysis of Financial Condition and
Results of Operations

       The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. Unless otherwise noted, references to "we," "our," and "us" refer to Global Casinos, Inc. and our subsidiary.

Comparison of six months ended December 31, 2004 to six months ended December 31, 2003

We recognized net income of $1,031,248 for the six months ended December 31, 2004 compared to a net income of $50,297 for the same period in 2003. The improvement resulted from increasing casino revenues and a gain on debt extinguishment and restructuring.

Revenues

Casino revenues for the six months ended December 31, 2004 were $1,966,555 compared to $1,439,728 for the 2003 period, an increase of $526,827 or 37%. The increased revenues are primarily attributed to our efforts in three areas. First, we expanded our direct mail marketing campaign to target repeat customers. Second, we replaced or upgraded approximately 55 of our older slot machines with newer models. Third, we reconfigured the gaming floor to add 7 new slot machines. An additional factor in our increased revenue is that two of our competitors are undergoing major expansion and remodeling projects. The construction disruption at their casinos may temporarily drive some of their customers into our casino.

Expenses

Casino operating expenses increased to $1,444,273 for the three months ended December 31, 2004 compared to $1,200,270 for the six months ended December 31, 2003, an increase of $244,003. Our costs increased by 20% while our revenues increased by 37%. The largest component of cost increase was $99,110 of salaries, wages, payroll taxes and other benefits as we increased staffing levels to accommodate additional business. Our marketing costs increased by $81,679, primarily in three areas. We continue to increase our use of direct mail promotions. Our charter bus expenses increased by $20,300, which produced substantial passenger count increase. We also operate a membership club for our frequent guests (the "slot club"). Costs of operating the slot club plus the rewards earned by our guests increased because of the increased membership. Food and beverage costs increased by $25,415 because of the increased number of casino guests. Depreciation increased by $27,639 because we continue to upgrade or replace our older slot machines. This increase is somewhat offset by a reduction in the cost of machines that we lease, which costs decreased by $13,355.

General and administrative expenses increased from $85,022 for the six months ended December 31, 2003 to $99,122 for the six months ended December 31, 2004, a increase of $14,100 or 17%. Expenses for the 2004 period included additional professional fees associated with our efforts to redeem the Astraea option and obtain additional capital resources.

Other

Interest expense was $96,946 for the six months ended December 31, 2004 compared to $104,139 for the similar period in 2003. The reduction in interest expense of $7,193 (7%) is consistent with the reduction in outstanding principal balances.

The gain from debt extinguishment and restructuring of $705,034 represents the accounting impact of several actions taken to improve our financial condition. We extinguished $659,177 of principal and accrued interest that was no longer an enforceable obligation because the statute of limitations had expired. We agreed to convert $213,390 of principal plus interest into 110,000 shares of common stock. The common stock had a market value of $104,500, resulting in a gain of $108,890. One of our mortgage holders accepted a cash payment of $28,468 as full payment of a debt with a face value of $47,447, resulting in a gain of $18,979. We incurred debt restructuring costs of $82,012 to redeem an option held by the senior creditor of Casinos, USA.

For federal income tax purposes, Global has a net operating loss of carryover (NOL) approximating $7,540,000, which can be used to offset future taxable income, if any. Under the Tax Reform Act of 1986, the amounts of and the benefits from NOL's are subject to certain limitations including restrictions imposed when there is a loss of business continuity or when ownership changes in excess of 50% of outstanding shares, under certain circumstances. Thus, there is no guarantee that Global will be able to utilize its NOL before it expires and no potential benefit has been recorded in the financial statements.

Inflation did not have a material impact on our operations for the period.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's results of operations.

Comparison of Year Ended June 30, 2004 to Year Ended June 30, 2003

       Casino Operation. Total casino revenues for the year ended June 30, 2004 increased by $374,804 or 14% to $3,144,877 from $2,770,073 in 2003. We attribute the increased revenues to the increased number of slot machines in our casino. After we removed our Blackjack table games, we reconfigured the casino gaming floor to accommodate additional machines. We now operate 188 slot machines, an increase of 7 over the prior year. As discussed below, our increased marketing efforts also improved our revenues.

       We operate a limited food and beverage service incidental to the operation of the casino. Food and beverage revenues approximated 1% of casino revenues in fiscal 2004 and 2% of casino revenues in fiscal 2003.

       Our casino operating costs increased from $2,333,540 in 2003 to $2,537,693 in 2004, an increase of $204,153. Our costs increased 9% while our revenues increased 14%. The largest cost increase of $48,000 was payroll related as we matched our staffing levels to our increased level of business. Depreciation increased by $41,080 because we continue to replace or upgrade our slot machines. Gaming taxes increased by $28,000 because of increased device fees on the additional slot machines and the progressive nature of the gaming tax on revenues. We increased our various marketing and promotional efforts by $22,000. The increased efforts primarily related to our direct mail campaign. We also increased our utilization of charter buses, an expense that increased by $9,000.

       General and Administrative. General and administrative expenses decreased by $62,574, from $216,285 in 2003 to $153,711 in 2004. During 2003, we incurred $20,000 of expenses related to debt restructuring. The remaining decrease consisted primarily of reductions in professional fees and administrative costs incurred during 2003 in connection with the spin-off of OnSource.

       Other Items. Interest expense declined to $201,298 in fiscal 2004 from $223,806 in 2003, a decline of $22,508 or 10%. The reduction reflects the continuing impact of the debt restructuring in FY 2003 and the normal interest expense reduction consistent with reduced debt balances.

        During 2003, we completed a restructuring of certain debts. This restructuring occurred late in calendar year 2002. The aggregate gain of $493,941 is comprised of the waiver of accrued and unpaid interest of $214,796 on a $500,582 note payable to an investment company and a principal reduction of $279,145 agreed by two equipment suppliers.

       Income taxes. For tax purposes, we have accumulated net operating losses aggregating $7,540,000 available to offset future taxable income, if any. Taxable income reported for 2004 has been offset by these NOL carry forwards. These net operating losses can be carried forward for fifteen years. They will expire in the years from 2009 to 2016. The Tax Reform Act of 1986 limits the utilization of NOL carry forwards under certain circumstances. Therefore, our ability to fully utilize the carry forwards is not assured and this asset is not reflected on our balance sheet.

Liquidity and Capital Resources

Our primary source of cash is internally generated through operations. Historically, cash generated from operations has not been sufficient to satisfy working capital requirements and capital expenditures. Consequently, we have depended on funds received through debt and equity financing to address these shortfalls. We have also relied upon advances from our officers and directors to meet immediate cash demands. There can be no assurance that these parties will continue to provide funds to us in the future, as there is no legal obligation on these parties to provide such loans.

The gain from debt extinguishment and restructuring of $705,034 represents the accounting impact of several actions taken to improve our financial condition. We extinguished $659,177 of principal and accrued interest that was no longer an enforceable obligation because the statute of limitations had expired. We agreed to convert $213,390 of principal plus interest into 110,000 shares of common stock. The common stock had a market value of $104,500, resulting in a gain of $108,890. One of our mortgage holders accepted a cash payment of $28,468 as full payment of a debt with a face value of $47,447, resulting in a gain of $18,979. We incurred debt restructuring costs of $82,012 to redeem an option held by the senior creditor of Casinos, USA.

As of December 31, 2004, we had cash and cash equivalents of $886,053, substantially all of which was utilized in our casino operations. Pursuant to state gaming regulations, the casino is required to maintain cash balances sufficient to pay potential jackpot awards. Furthermore, the senior creditor at our subsidiary has placed restrictions on the funds that can be used by the parent company. We do not have access to any revolving credit facilities.

While the Company believes that its capital resources are sufficient to allow the continued operation of its casino, it does not currently have sufficient resources to expand its operations or to satisfy overdue obligations of the parent company.

At December 31, 2004, we reported working capital of $266,770 compared to a deficit of ($1,364,046) at June 30, 2004. The improvement in working capital was the result of our gain from debt restructuring, the reclassification of preferred stock into equity from current liabilities and cash flow from operations.

Cash provided by operating activities was $409,939 for the six months ended December 31, 2004. For the same period in 2003, operating activities provided net cash of $176,172. The improvement primarily resulted from the increase in net income.

Cash used in investing activities was $43,953 for the six months ended December 31, 2004, all of which was used for capital expenditures. We used net cash of $37,744 in investing activities for the six months ended December 31, 2003, also for capital expenditures.

Cash flows used in financing activities decreased $9,675 to $169,394 for the six months ended December 31, 2004, compared to cash used of $179,066 in 2003. Scheduled payments on our indebtedness were $200,894 in 2004 and $179,066 in 2003. In 2004, we also received cash proceeds of $25,000 from the sale of common stock units and $6,500 from the exercise of stock options.

During the quarter ended December 31, 2004, we received an opinion from legal counsel that the mandatory redemption feature of its Series A preferred stock was no longer operative. As a result, the Series A preferred stock was reclassified from current liabilities to stockholders equity.

As previously disclosed, Astraea holds a promissory note which under the 2002 Restructuring was assigned by Global to Casinos, U.S.A. and is currently the obligation of Casinos, U.S.A. The principal amount of the note, together with interest at the rate of 4% per annum, is due and payable in December 2009. The note is secured by a pledge of 100% of the shares of Casinos, U.S.A. owned by Global Casinos and the assets of Casinos, U.S.A. Global Casinos has granted to Astraea the option to purchase all of the shares of Casinos, U.S.A. owned by Global Casinos for $100, exercisable any time after March 17, 2005. Global Casinos can purchase the option from Astraea by repaying the principal and interest due under the note plus an additional amount approximating $82,000. Subsequent to December 31, 2004, we retired the outstanding principal and interest of $442,488 and we redeemed the option. Funds for this transaction were obtained via a private placement of debentures. The debentures bear interest at 12% and are convertible into common stock at $0.50 per share. The maturity date is December 31, 2005.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Although our operating results have recently improved and we successfully restructured some debt, there are some negative conditions that we must continue to overcome. As of December 31, 2004, we had an accumulated deficit of $11,593,918 and we had ceased operating all but one of our casinos. Cash flow at the remaining casino is positive, but payments from the subsidiary to the parent company are restricted by agreement with the mortgage holders. The parent company is unable to satisfy all of its obligations and it has survived because of funds advanced from its officers, directors and affiliates. These conditions raise substantial doubt about our ability to continue as a going concern.

We continue our efforts to formulate plans and strategies to address our financial condition and increase profitability. We are evaluating methods to reduce costs and enhance our operating results. We cannot, however, provide any assurances that we will be successful in these endeavors.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's liquidity and capital resources.

Business

Overview

       Our company is organized as a holding company for the purpose of acquiring and operating casinos, gaming properties, and other related interests. We were organized under the laws of the State of Utah on June 8, 1978.

       We currently have one operating subsidiary, Casinos U.S.A., which owns and operates the Bull Durham Saloon & Casino located in Black Hawk, Colorado.

       During the year ended June 30, 2002, we declared a stock dividend consisting of our ownership interest in OnSource Corporation, a Delaware corporation. OnSource had been formed by us as a wholly owned subsidiary to facilitate the transfer of certain assets to our shareholders.

       Effective July 1, 2001, we transferred to OnSource our interest in Global Alaska Industries, a wholly owned subsidiary, and certain other liabilities. We established August 6, 2001 as the record date for determining the shareholders entitled to receive the stock dividend. Our stockholders received one share of OnSource common stock for every ten shares of Global common stock beneficially owned as of August 6, 2001. OnSource filed a registration statement with the U.S. Securities and Exchange Commission ("SEC") on September 26, 2002, registering the distribution of the OnSource dividend. The shares of OnSource were distributed to shareholders during our fiscal year 2004.

Description of Operations

Casinos U.S.A. - The Bull Durham

       Background. Casinos U.S.A. was acquired on November 19, 1993. Global Casinos acquired 100% of the outstanding common stock of Casinos U.S.A., a Colorado corporation, and Lincoln Corporation ("Lincoln") and Woodbine Corporation ("Woodbine"), both South Dakota corporations, in exchange for 253,500 shares of our common stock. Lincoln and Woodbine operated the Last Chance Saloon and Lillie's, respectively; both located in Deadwood, South Dakota. The Company permanently closed the Last Chance Saloon on May 31, 1994 and Lillie's on June 30, 1995 due to unprofitable operations. Both Lincoln and Woodbine are now inactive corporations.

       In October 1995, Casinos U.S.A. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code as it was in default under all of its secured obligations encumbering the Bull Durham Saloon and Casino. In January 1997, the Court approved the Debtor's Second Amended Plan of Reorganization (the "Plan"), and in February 1998 the bankruptcy was discharged upon being fully administered.

       Operations. The Bull Durham is located approximately one hour from Denver, Colorado in the mountain town of Black Hawk. We have operated The Bull Durham since 1993, soon after limited stakes gambling was legalized in Black Hawk in 1992. The casino holds a retail liquor license issued by the State of Colorado and offers limited food service in addition to beverages.

       Presently, the casino occupies approximately 7,200 square feet of space located at 110 Main Street in Black Hawk, Colorado. Casinos U.S.A. owns the building in which the Bull Durham operates, subject to three deeds of trust securing a total of $2,125,000 in debt.

       In October, 2002, we removed four blackjack tables and replaced them with slot machines. As of September 30, 2004, we operated 188 slot machines.

       New slot machine designs are introduced every year by the equipment manufacturers. Certain games become more popular and older games tend to become less popular. During the past year, we replaced 27 machines. The current popular trend is in the "penny" and "nickel" machines.

       The Bull Durham's customer base consists primarily of day visitors from Denver. Many gamblers are transported to Black Hawk on charter buses provided by the casinos. A city bus stop is adjacent to the casino. During the past two years, we increased our utilization of charter bus services. We contract certain bus companies to transport guests to our casino from Denver and its surrounding communities.

       As we do not have parking facilities available for our customers, we rely totally on "walk-in" traffic and charter bus traffic. This traffic declines during the winter months when the weather deteriorates. We do not have a full service restaurant. Some of our competitors provide extensive food service, including Las Vegas style buffets. We have not yet installed "cashless tickets" capability on our slot machines. This technology is new and has not yet been embraced by gaming patrons in Colorado.

       2002 Restructuring. Beginning in approximately April 2002, we engaged in a series of meetings and discussions with the Colorado Division of Gaming surrounding the then pending application to renew the gaming license covering the Bull Durham. The Division of Gaming expressed concern that our directors and officers, Messrs. Jennings and Neuman, had other associations with our former directors, Messrs. Calandrella and Thygesen, the latter of whom had been the subject of an Initial Decision by an Administrative Law Judge of the Securities and Exchange Commission finding violations of federal securities laws. Notwithstanding the fact that Messrs. Calandrella and Thygesen had previously resigned from our company, the Division of Gaming requested that Messrs. Jennings and Neuman, neither of whom were subject to the SEC administrative action, nevertheless resign as control persons of Casinos, U.S.A., the company that owned the Bull Durham and to which the gaming license would be issued. Messrs. Jennings and Neuman complied with the Division of Gaming's request.

       Concurrently with the discussions with the Division of Gaming, we entered into discussions with Astraea Investment Management, L.P. to restructure our financial and operational obligations. In July 2002, we agreed to a term sheet covering various interrelated transactions more fully described below. Effective September 17, 2002, the terms of the restructuring were finalized, resulting in the following:
*	Astraea agreed to waive accrued and unpaid interest and fees under an unsecured $500,000 note.
*	Astraea agreed to extend the maturity date of its $500,000 note to 2009, and to reduce the rate of interest thereon to four percent (4%) per annum.
*	Astraea agreed that there would be a moratorium on payments on its $500,000 note for 30 months.
*

We and Astraea agreed that Astraea's $500,000 note would be assigned to and assumed by Casinos, U.S.A. and be secured by one hundred percent (100%) of the outstanding shares of common stock of Casinos, U.S.A. (which owns the Bull Durham) and a security interest in the tangible and intangible assets of Casinos, U.S.A.

*

It was agreed we would continue to manage the Bull Durham for a management fee of $10,000 per month. We have agreed to provide Astraea with certain financial reporting and inspection rights going forward.

*

Astraea has agreed to restructure its two mortgage notes against the Bull Durham to provide for interest at the rate of seven percent (7%) with a thirty-year amortization and an extended maturity date to 2009. Astraea also agreed to defer installment payments on its two secured promissory notes to the extent of one hundred percent (100%) of each such installment until an aggregate deferral totaling $100,000 is reached, but in no event more than one (1) year. Deferred installment payments will be set aside and used for working capital purposes and capital expenditures at the Bull Durham which are approved by Astraea. Any expenses incurred by Astraea in connection with the restructure of the indebtedness will be added to the principal balances of its secured notes and repaid as part of the balloon payment at the maturity date of such note. Debt to third parties associated with the gaming equipment located at the Bull Durham has been restructured with the agreement of the vendor.

*

Junior secured mortgage notes encumbering the Bull Durham would be restructured to bear interest at the rate of four percent (4%) per annum and amortized in a straight line over a term of thirty (30) years, with a seven-year balloon;

*	All debt associated with gaming equipment located at the Bull Durham is required to be restructured to the satisfaction of Astraea.
*

All shares of Casinos, U.S.A. preferred stock properly issued or issuable pursuant to an accounting to be mutually agreed upon by us and Astraea in connection with the building expansion program undertaken by the Bull Durham shall be cancelled as part of the restructuring of our debt.

*

We granted to Astraea an option exercisable after March 17, 2005 to purchase all of the issued and outstanding shares of common stock of Casinos, U.S.A. for a purchase price of $100. We may redeem the option by paying to Astraea an amount sufficient to retire in full the $500,000 promissory note held by Astraea and assumed by Casinos, U.S.A. together with interest at the rate of twelve percent (12%) per annum.

*

The Board of Directors of Casinos, U.S.A. was reconstituted to consist of persons approved by Astraea and the Colorado Division of Gaming, and the voting shares of Casinos, U.S.A. have been made subject to a voting agreement to enforce this agreement.

*	Arrangements have been made to restructure a note payable from the Bull Durham to us to permit debt service by us on a note held by a third party.
*	The warrants to purchase shares of Casinos U.S.A. and the participation in net cash flow provided for under Casinos U.S.A.'s Chapter 11 Bankruptcy Plan of Reorganization were cancelled.

Each of the foregoing points of agreement covered by the term sheet with Astraea were memorialized in definitive agreements executed by us, Casinos U.S.A., Astraea and third parties and previously filed as exhibits with the Securities and Exchange Commission.

       The term sheet providing for the foregoing was executed by an on behalf of us, Casinos U.S.A., Astraea and the holders of all subordinated mortgage notes against the Bull Durham except for the holders of approximately $200,000 in subordinated mortgage notes. With respect to those junior lienholders, we nevertheless began making revised payments based upon the restructured interest rate and maturity date provided for in the term sheet in the fourth quarter of 2002, without objection or protest on the part of the holders of those subordinated mortgage notes. We are taking the position that by their acquiescence, those subordinated note holders are deemed to be bound by the terms of the term sheet.

       Redemption of Astraea Option

         In January 2005, we used the proceeds form the sale of $500,000 in convertible debentures to redeem the option which we had granted to Astraea which would have permitted Astraea to purchase our interest in the Bull Durham for the sum of $100.00. As part of the option redemption, we retired the $500,000 promissory note payable to Astraea together with accrued interest recomputed at the rate of 12% per annum. Our net payment to Astraea was $524,500.

         Our obligation to repay the convertible debentures is secured by 100% of our shares of common stock of Casinos, USA, Inc. The debentures are repayable, with interest at 12% per annum, in quarterly installments of principal and interest ending December 31, 2007.

       Regulation. The Bull Durham began gaming operations in 1993 as a Class B Gaming Casino, which limits the casino to four (4) gaming tables and fewer than two hundred fifty (250) slot machines. Under limited stakes gaming regulations in Colorado, maximum wagers are limited to $5.00 per bet.

       Ownership and operation of gaming establishments are extensively regulated by states in which such activities are permitted. Colorado has adopted numerous statutes and regulations covering limited stakes gaming operations. Existing regulation includes various aspects of the gaming industry, including ownership, operation and employment in all limited stakes gaming operations, taxation of revenues and regulation of equipment utilized in connection with such activities. Virtually all aspects of ownership and operation of gaming facilities require licensing by the state. Operators, machine manufacturers and distributors, employees and retailers are all subject to extensive investigation and regulation prior to licensing to engage in gaming activities. The procedure for obtaining these licenses is time consuming and costly. Prior to November 1, 2002, we held a gaming license to operate the Bull Durham. Effective November 1, 2002, the gaming license was transferred to Casinos, U.S.A., Inc., our subsidiary that owns the Bull Durham, as part of an overall restructuring of our business operations under the term sheet described above. This restructuring was undertaken, in part, at the behest of the Division of Gaming.

       Because we are a publicly traded corporation, each of the officers, directors and shareholders owning 5% or more of the equity interest prior to November 1, 2002, had to be approved by the Colorado Division of Gaming. With the transfer of the gaming license to Casinos, U.S.A., the officers and directors of that subsidiary must also be approved by the Division of Gaming. The criteria established in determining the suitability to conduct such operations include financial history, criminal record and character, in addition to satisfaction of application procedures set forth in the existing regulations.

       Under current regulations promulgated by the Colorado Limited Gaming Commission, no gaming licensee may issue shares except in accordance with Colorado gaming laws and regulations; and any such issuance will be ineffective and such stock shall not be deemed issued until compliance is obtained; no shares of the licensee may be transferred except in accordance with Colorado Gaming Laws and regulations; and if the Gaming Commission determines that a holder of a licensee's securities is unsuitable, the licensee or a suitable person must, within sixty days, purchase such securities at the lesser of the unsuitable person's investment or the current market price of such securities. Any person who becomes a beneficial owner of five percent or more of our common stock must notify the Division of Gaming within ten days after such person acquires such securities and must provide such additional information and be subject to a finding of suitability as required by the Division of Gaming Commission. We must notify each person who is subject to this regulation of its requirements as soon as we become aware of the acquisition. The same regulations apply to any person who becomes a beneficial owner of more than ten percent of any other class of voting securities of our company.

       Existing federal and state regulations may also impose civil and criminal sanctions for various activities prohibited in connection with gaming operations. State statutes and regulations also prohibit various acts in connection with gaming operations, including false statements on applications and failure or refusal to obtain necessary licenses described in such regulations. Violation of any of these existing or newly adopted regulations may have a substantial adverse effect on the operations of our company and our subsidiaries.

       We have been granted a casino tavern license issued under the Colorado Liquor Code for the Bull Durham. As revised in 1993, the Colorado Liquor Code now includes a casino tavern license issuable to duly licensed and operating limited stakes gaming casinos.

       The beverage license is revocable and non-transferable. Licensing authorities may limit, condition, suspend or revoke the license. Violation of beverage laws or regulations can result in loss of license and may constitute a criminal offense punishable by fines, incarceration, or both.

       Net profits derived from the operations of our company and our subsidiaries are subject to taxation at the federal, state and local levels. The State of Colorado imposes a variable gaming tax on "adjusted gross proceeds", which includes the total amount of all wagers made by players less all payments received by such players. As revised in July 1999 the progressive tax rate ranges from 0.25% on the first $2,000,000 of adjusted gross proceeds to 20% on adjusted gross proceeds in excess of $15,000,000. Local governmental units assess real and personal property taxes on the value of many assets, including land, building and gaming equipment. In addition, the city of Black Hawk assesses "device fees" on each gaming device utilized in a casino.

       Competition. Competition in the gaming industry in the United States is intense. There are numerous competitors engaged in the same business as us, and our operations also compete with other forms of gaming activities, such as Bingo, Lotto, table games, sports betting and pari-mutuel wagering. Competition in Black Hawk, Colorado is particularly intense as competitors are in very close proximity to our operations. There are now 22 casinos operating in the Black Hawk market. Additionally, there are 5 casinos located approximately one mile west in Central City. The Bull Durham Casino is relatively small in comparison to the other casinos in the market. There are currently 9,582 slot machines in the Black Hawk market and 1,599 in the Central City market. The 9,582 slot machines represent a 13% increase in Black Hawk in the last year. Based upon the number of slot machines in Black Hawk, The Bull Durham represents only 1.9% of the market. The average win per device for the Bull Durham is less then the average for all casinos in Black Hawk. As a result the Bull Durham net win represents less than 1% of the market. The Bull Durham attempts to stay competitive by providing personal customer service and state-of-the-art gaming devices. We developed a direct mail marketing campaign that targets repeat customers as part of our efforts to maintain market share.

       The 1991 referendum that authorized gaming in Colorado limited casinos to three mountain towns, Black Hawk, Central City, and Cripple Creek. There are two Native American casinos in Colorado, both in the southwest region of the state. However, future referendums could expand gaming to other locations. Other forms of legal gaming in Colorado include lottery games, dog and horse racing, and bingo.

       It is possible that additional forms of gaming could be authorized. Colorado does not currently allow video lottery terminals. Video lottery terminals are games of chance similar to slot machines that generate a random set of numbers to be displayed on a video screen. Winning bets are rewarded with a ticket that can be exchanged for cash. An initiative to legalize video lottery terminals that was on the ballot for the November 2003 general election was defeated.

       Seasonality. Because the Bull Durham Casino is located in a small mountain community west of Denver, it experiences its peak business during the summer months when weather conditions are more favorable. The winter months tend to be substantially slower when weather conditions reduce the amount of traffic through the town.

Employees

       Our sole executive officer is Frank L. Jennings, Chief Executive/Financial Officer.

       The Bull Durham operates with an on-site general manager. During fiscal 2004, the Bull Durham employed a total of 39 people, including both full and part-time employees. We currently have 42 employees, as follows:
	Full-Time	Part-Time	Total Employees
Bull Durham Casino	32	10	42

       We are not part of any collective bargaining agreement. There have been no work stoppages and we believe our employee relations are good.

Intellectual Property

       We do not claim any intellectual property protection to any of our assets and do not believe that intellectual property protection is material to our operations.

Consultants

       Since July 1, 2000, Gunpark Management LLC, has been providing us with certain management, clerical and administrative services. Mr. Jennings, our Chief Executive/Financial Officer, is a managing member of Gunpark Management LLC. Mr. Jennings and Gunpark Management provide similar services to other companies. We are charged our pro-rata share of the expenses associated with the services we receive.

Description of Property

Corporate Offices

       We lease approximately 4,200 square feet of space in Boulder, Colorado for use as our corporate offices. The lease requires monthly payments of approximately $3,500 and expires in 2006. Gunpark Management, LLC pays the full rent and charges us monthly rent of $1,000 for our pro rata share of the facility.

Operating Subsidiaries

       The facilities and properties of our sole operating subsidiary are described above under the heading "Business," "Description of Operations."

       We believe that each of its facilities is adequate for its intended purpose and does not plan any significant investment in additional facilities during the next year.

Legal Proceedings

       Our company and our officers and directors are involved in the following material legal proceedings:

Securities and Exchange Commission

       In the Matter of Global Casinos, Inc. and William P. Martindale, Securities Act Release No. 33-7586, Exchange Act Release No. 34-40469 (September 24, 1998). On September 24, 1998, our company and our former director, William P. Martindale, voluntarily entered into a Voluntary Consent Decree with the Securities and Exchange Commission, pursuant to which an Administrative Order was entered by the Commission directing us and Mr. Martindale to cease and desist from future anti-fraud violations of the federal securities laws.

Civil Litigation

       Michael Jacobs vs. Global Casinos, Inc. This matter was filed as a civil action, which has been stayed pending mandatory arbitration. Mr. Jacobs was a former employee of our company in Dallas, Texas and is asserting claims for compensation for services rendered while under the supervision of William P. Martindale at our then existing Dallas, Texas office. We have retained local legal counsel and are defending the matter. The matter has been dormant and inactive for several years. We believe that the likelihood of a material adverse outcome in this matter is remote.

    Howard Schmidt v. Global Casinos, Inc., Dennison Parker v. Global Casinos, Inc. These companion cases were brought on March 1, 2005 in Arapahoe County District Court, Colorado, to recover sums due under two promissory notes. We believe the actions are time barred by the applicable statute of limitations, and intend to file a motion to dismiss. The total amounts sought are approximately $60,000.

Management

Directors and Executive Officers

       The name, position with our company, age of each director and executive officer of our company is as follows:
Name	Age	Position	Director/Officer Since

Frank L. Jennings	53	Chief Executive/Financial Officer & Director	2001
Clifford L. Neuman	56	Director	1997

       Frank L. Jennings has served as our Chief Executive Officer and Chief Financial Officer and as a director since 2001. He previously served as Vice President and Chief Financial Officer for American Educational Products from 1994 to 2001. Mr. Jennings has served as President and a director of The Family Extension, Inc., and a Colorado non-profit corporation. He received his BA degree in Economics from Austin College and his MBA in Finance from Indiana University.

       Clifford L. Neuman has served as a director of our company since 1997. Mr. Neuman is a licensed, practicing attorney in the law firm of Clifford L. Neuman, P.C., with offices located in Boulder, Colorado. Mr. Neuman received his Bachelor of Arts degree from Trinity College in 1970 and his Juris Doctor degree from the University of Pennsylvania School of Law in 1973.

       All directors serve until their successors have been duly elected and qualified, unless they earlier resign.

Involvement in Certain Legal Proceedings

       In 1998, the Securities and Exchange Commission commenced an administrative proceeding against The Rockies Fund, Inc. and its directors, Stephen G. Calandrella, Clifford C. Thygesen and Charles Powell. Until 2001, Messrs. Calandrella and Thygesen were also directors of our company. In the administrative action, the Commission has alleged certain violations of federal securities laws and regulations by The Rockies Fund, Inc. and its directors. The allegations involve certain violations of the Investment Company Act of 1940, as amended, under which The Rockies Fund, Inc. is a regulated business development company, as well as violations of the Securities Exchange Act of 1934, as amended, and regulations thereunder arising from certain transactions in the securities of another company unrelated to our company. The Rockies Fund, Inc. and its directors have adamantly denied any violations of federal securities laws and have informed us that they intend to vigorously defend the matter. In November 1998, the matter went to hearing before an administrative law judge and a preliminary finding was issued in March 2001. In its Initial Decision, the Administrative Law Judge found that the Rockies Fund and its directors, including Messrs. Calandrella and Thygesen, had violated federal securities laws. The matter is presently on appeal. While there can be no assurance of the ultimate outcome of this matter or its potential effect upon our company, we do not believe that it will have an adverse material impact.

       In response to this administrative proceeding and the initial decision of the Administrative Law Judge, Messrs. Calandrella and Thygesen resigned as officers and directors of our company. In addition, the restructuring of our gaming operations, the transfer of our gaming license from Global Casinos to Casinos, U.S.A. and other matters addressed in the term sheet with Astraea were undertaken, in part, at the request of the Division of Gaming in response to the results of this administrative proceeding. Furthermore, the Division of Gaming requested that Messrs. Jennings and Neuman, while not involved in the administrative proceeding, resign as officers and directors of Casinos, U.S.A. due to their prior affiliations with Messrs. Calandrella and Thygesen. Effective November 1, 2002, concurrently with the transfer of the gaming license to Casinos, U.S.A., Messrs. Jennings and Neuman resigned as officers and directors of Casinos, U.S.A. and were replaced by Barbara Fahey and Harry Richard, persons unaffiliated with prior management of our company.

       Other than the foregoing, there are no material proceedings to which any director, officer or affiliate of our company, any owner of record or beneficially of more than five percent (5%) of any class of our voting securities, or any associate of any such director, officer, affiliate of the our company, or securityholder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

       Except as noted herein or below, during the last five (5) years none of our directors or officers has:

       (1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

       (2) been convicted in a criminal proceeding or subject to a pending criminal proceeding;

       (3) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

      (4) been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

       The following tables and discussion set forth information with respect to all plan and non-plan compensation awarded to, earned by or paid to our sole executive officer, for all services rendered to us and our subsidiaries for each of our last three (3) completed fiscal years.
TABLE 1
SUMMARY COMPENSATION TABLE
		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Salary($)	Other Annual Compensation ($)(1)	Options SARs (#)
Frank L Jennings, Chief Executive & Financial Officer	2004 2003	$36,000(2) $36,000(2)	$-0- $-0-	-0- -0-
1.

No executive officer received perquisites and other personal benefits, which, in the aggregate, exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the respective fiscal years.

2.

Mr. Jennings is not an employee of our company and therefore received no salary directly from us during 2004 or 2003. Mr. Jennings is an employee of Gunpark Management, LLC, a company that provides certain management, accounting, clerical and other administrative services to us. The amounts listed in the above table represent amounts received by Mr. Jennings for services provided to us through his association with Gunpark Management.

Company Stock Incentive Plans

      In 1993, our board of directors and shareholders adopted the Global Casinos, Inc. Stock Incentive Plan. The stock incentive plan allows us to grant incentive stock options, non-qualified stock options and/or stock purchase rights to officers, employees, former employees and consultants of our company and our subsidiaries. Options granted to eligible participants may take the form of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options which do not qualify as incentive stock options. As required by Section 422 of the Internal Revenue Code, the aggregate fair market value (as defined by our incentive plan) of our common stock (determined as of the date of grant of the option) with respect to which incentive stock options granted to an employee are exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to options that do not qualify as incentive stock options. Rights to purchase shares of our common stock may also be offered under our incentive plan at a purchase price under terms determined by our board of directors.

       Either our board of directors can administer our incentive plan, or the board of directors may designate a committee comprised of directors meeting certain requirements to administer plan. The board or committee selected by the board will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of awards and the terms and provisions relating to the exercise of the awards.

       An aggregate of 150,000 shares of our common stock are reserved for issuance under our incentive plan. As of September 30, 2004, options to purchase 150,000 shares of our common stock were issued and outstanding with a weighted average exercise price of $0.14 per share. No shares are currently available for future option grants.

       The following table sets forth certain information concerning the granting of stock options during the last completed fiscal year to each of our named executive officers and the terms of such options:

TABLE 2
Option/SAR Grants in the Last Fiscal Year
Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Frank L. Jennings	-0-	N/A	N/A	N/A

       The following table sets forth certain information concerning the exercise of stock options during the last completed fiscal year by each of our named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

TABLE 3
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(2) Exercisable/ Unexercisable
Frank L. Jennings	-0-	-0-	50,000/-0-	(3)/-0-
(1)

Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of our common stock on the date the options are exercised.

(2)

The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.

(3)	As of September 30, 2004, the fair market value of the securities underlying the options was less than the exercise price of the options.

Director Compensation

          Our board of directors has no compensation plan for outside directors. For his services as director, Mr. Neuman has been granted an option exercisable to purchase 100,000 shares of common stock.

Certain Relationships and Related Transactions

       Throughout our history, we have experienced shortages in working capital and have relied, from time to time, upon loans from related parties to meet immediate cash demands. There can be no assurance that these or other related parties will continue to provide funds to us in the future, as there is no legal obligation to provide such loans.

       In August 2004, three related parties converted an aggregate of $60,000 in accrued and unpaid fees into shares of our common stock at a conversion price of $.20 per share. Frank L. Jennings, the Company's CEO and CFO, converted $20,000 in accrued and unpaid fees for financial and accounting services; Clifford L. Neuman converted $20,000 in accrued and unpaid legal fees and Gunpark Management, LLC converted $20,000 in accrued and unpaid administrative fees. Frank L. Jennings is a 50% managing member of Gunpark Management, LLC.

       In August 2004, Messrs. Jennings and Neuman were each granted non-qualified, non-plan stock options exercisable to purchase 100,000 shares of our common stock at an exercise price of $.10 per share. These options were granted in consideration of their services as directors of our company since the years 2001 and 1997, respectively.

       Gunpark Management, LLC provides management, clerical and administrative services to us. Gunpark Management is an affiliate of Mr. Jennings, who is a 50% managing member. During fiscal years 2004 and 2003, we paid Gunpark Management fees in the aggregate amount of $36,000 and $23,500, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth, as of February 28, 2005 and as adjusted for the sale of option and warrant stock, the stock ownership of (i) each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, (ii) all directors individually, (iii) all officers individually, and (iv) all directors and officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.
Title	Name & Address	Shares Beneficially Owned
Of Class	of Beneficial Owner	Number	Percent(1)

Common Stock	Clifford L. Neuman 1507 Pine Street Boulder, Colorado 80302	505,000 (2)	15.6%

	Frank L. Jennings 5455 Spine Road, Suite C Boulder, CO 80301	350,000 (3)	10.6%

	All Officers and Directors as a Group (2 Persons)	855,000	26.2%

____________________________
(1)

Shares not outstanding but beneficially owned by virtue of the individuals' right to acquire them as of the date of this proxy statement or within sixty days of such date, are treated as outstanding when determining the percent of the class owned by such individual.

(2)	Includes options exercisable to purchase 100,000 shares of our common stock at an exercise price of $0.10 per share granted August 19, 2004.
(3)

Includes options exercisable to purchase 50,000 shares of our common stock at an exercise price of $0.15 per share granted February 22, 2001; and options exercisable to purchase 100,000 shares of our common stock at an exercise price of $0.10 per share granted August 19, 2004.

Selling Securityholders and Plan of Distribution

     The Selling Securityholders are offering to sell up to 2,378,150 shares of our common stock, 1,000,000 shares of which they may acquire by converting debentures and 1,078,150 shares of which they may acquire by exercising warrants. We are not registering the resale of the warrants. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

       In September 2004, we sold 250,000 units in a private offering at a price of $.10 per unit. Each unit consisted of one share of common stock and one warrant exercisable for 15 months to purchase an additional share of common stock at $.15 per share.

       The debentures and 500,000 warrants were acquired in a private offering that closed in January, 2005. In connection with the private offering, each Selling Securityholder purchased a unit consisting of a convertible promissory note and a warrant to purchase shares of our common stock at an exercise price of $0.15 per share. The debentures may be converted into shares of our common stock at any time at a conversion price of $0.50. The debentures accrue interest at a rate of 12% per year, and we will pay principal and interest on the notes in quarterly installments. The promissory notes are secured by the stock of our subsidiary, Casinos U.S.A. The debentures include a provision that prohibits us from issuing securities below "market value," as defined in the notes, without the prior consent of the holders of a majority of the outstanding principal amount of the notes.

       The warrants must be exercised within 15 months from the date of their issuance. The warrants are subject to redemption at a redemption price of $0.01 per share, if after the effectiveness of the registration statement covering this prospectus, the closing bid price of our common stock exceeds the exercise price for at least 20 consecutive trading days. The promissory notes and warrants contain provisions that prohibit the Selling Securityholders from converting the notes or exercising the warrants, if such conversion or exercise would result in a Selling Securityholder owning more than 4.99% of our outstanding stock at the time of exercise.

       The balance of the warrants were sold in a private placement in 1996.

       There is no assurance that the Selling Securityholders will sell the shares offered by this prospectus.

       The following table sets forth:
-	The name of the Selling Securityholders;

-

The number of shares of our common stock owned by the Selling Securityholders, including the number of shares that may be acquired upon the exercise of the warrants held by the Selling Securityholders;

-	The number of shares offered by this prospectus that may be sold from time to time by the Selling Securityholders;

-	The number of shares of our common stock that will be beneficially owned by the Selling Securityholders if all of the shares offered by the Selling Securityholders are sold;

-

The percentage of the total shares outstanding that will be owned by the Selling Securityholders at the completion of this offering, if the Selling Securityholders sell all of the shares included in this prospectus.

       Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
	Shares Beneficially Owned Prior to the Offering(1)		Shares Offered	Shares Beneficially Owned After Offering(4)
Name of Beneficial Owner	Number	Percent(2)(3)	Number	Number	Percent(2)(3)
Marilyn Anderson Bypass Trust, William Anderson, Trustee	1,356	nil	1,356	0	0
William H. Ball, Jr.	681	nil	681	0	0
Jeffrey M. Barber	75,000	1.7%	75,000	0	0
Lorri A. & Jerry Berry, Jr.	681	nil	681	0	0
Binder 1989 Trust: Theodore R. & Sandra Binder, Trustee	1,356	nil	1,356	0	0
Martha J & Richard M Bright	681	nil	681	0	0
E*Trade Securities Inc CF; George A Brogan	681	nil	681	0	0
FiServ Securities Inc FBO: Bushrod Burns IRA	681	nil	681	0	0
McDermid St. Laurence Securities Ltd. in Trust for Randy Butchard RRSP 10-2329-0	15,000	nil	15,000	0	0
William C Caile	1,356	nil	1,356	0	0
Dorothy Calandrella	142,5000	3.0%	142,500	0	0
John R Cohagen	681	nil	681	0	0
Mary Cohagen	681	nil	681	0	0
Darwin R Datwyler	681	nil	681	0	0
Phyllis Dorfman C/O Robert Dorfman	336	nil	336	0	0
Trustar Retirement Services FBO: Wendall D Emde	681	nil	681	0	0
Nancy Paulk Fell, Trustee	1,356	nil	1,356	0	0
John MacGregor Fox	681	nil	681	0	0
Bruce W Franklin	681	nil	681	0	0
Dennis W Garlans	681	nil	681	0	0
David Gragarek	3,750	nil	3,750	0	0
Jon W Gum	681	nil	681	0	0
Hangar Development Company, L.L.C.(5)	550,000	4.9%	550,000	0	0
Smith Barney FBO: Jack L Hammond IRA	2,715	nil	2,715	0	0
General Capital Associates; Frank E Hart	681	nil	681	0	0
Dale Hill	30,000	nil	30,000	0	0
Brian K Holdgate	681	nil	681	0	0
Richard C Johnson	681	nil	681	0	0
Marie Kanger	142,500	3.0%	142,500	0	0
Charles Kastler III	681	nil	681	0	0
Douglas H Kelsall	69	nil	69	0	0
Kiawah Capital Group	1,440	nil	1,440	0	0
Delaware Charter Trust FBO: Steven M. Bathgate Keough	9,000	nil	9,000	0	0
William Kunzweiler	60,000	1.9%	60,000	0	0
Wachovia Securities Zinc FBO: William E Kugler IRA	681	nil	681	0	0
Lifelines Care, Inc.	7,500	nil	7,500	0	0
Gregg R & Randi Longmeier	681	nil	681	0	0
Jonathan C Lorenz	69	nil	69	0	0
Tom Luse	681	nil	681	0	0
Peter N McCumber	681	nil	681	0	0
Delaware Charter Trust FBO:E Bowman McLean IRA	681	nil	681	0	0
MCM Capital Management, Inc.	3,750	nil	3,750	0	0
Jay R Menez	681	nil	681	0	0
Peter Morlill	1,356	nil	1,356	0	0
William T Morlill	681	nil	681	0	0
A. Leonard Nacht	771,000	4.9%	771,000	0	0
Neudorfer FoundationMargaret Neudorfer, President	681	nil	681	0	0
Willam G Noble Jr.	2,715	nil	2,715	0	0
Allan B. Norris	24,000	nil	24,000	0	0
John Overturf, Sr.	150,000	3.3%	150,000	0	0
John Overturf, Jr..		nil
John D. Phillips	6,000	nil	6,000	0	0
David and Kim Prado	75,000	1.7%	75,000	0	0
The Rockies Fund	10,500	nil	10,500	0	0
Harry Schmidt	6,000	nil	6,000	0	0
Kathleen M St John	336	nil	336	0	0
Gerald R & Elizabeth Sensabaugh	681	nil	681	0	0
Vincent J & Lois A Severino	681	nil	681	0	0
D R & C D Shipman	1,356	nil	1,356	0	0
David Shernaria	3,750	nil	3,750	0	0
Theodore & Caroline Shreve	681	nil	681	0	0
Russell C Stanton	1,356	nil	1,356	0	0
Frances G Strickfaden	681	nil	681	0	0
Salvatore Taddonio	681	nil	681	0	0
J C & Phyllis Thompson	681	nil	681	0	0
Michael L & Michaele Wallach	681	nil	681	0	0
Charles L Warren Trustee	681	nil	681	0	0
David Welch	681	nil	681	0	0
Carl M William Rev Trust	2,715	nil	2,715	0	0
Chandler M Williams	681	nil	681	0	0
First Clearing Corp FBO: Stanley Winters IRA SEP	681	nil	681	0	0
Troy D Wiseman Invest L'Inc Partners	681	nil	681	0	0
Kirpatrick Pettis Cust FBO: Robert J Zappa IRA	681	nil	681	0	0
(1)

Assumes all principal underlying outstanding debentures are converted into common stock at a conversion price of $.50 per share and all outstanding warrants are exercised, of which there can be no assurance.

(2)

Based on 5,269,510 shares outstanding, which is calculated by adding 2,128,150 to the number of shares outstanding on December 31, 2004. The 2,128,150 shares represent the shares that would be issued if all of the convertible debentures were converted and all of the warrants exercised.

(3)

According to the terms of the debentures and warrants, the conversion of the debentures, and exercise of the warrants is subject to a limitation that would preclude a Selling Securityholder owning more than 4.99% of our outstanding shares at the time of conversion or exercise.

(4)

Assumes all conversion stock underlying the debentures and all warrant stock underlying the warrants are resold by the Selling Securityholder in this offering. Actual number of shares sold by each Selling Securityholder may vary.

(5)	Hangar Development Company, L.L.C. is controlled by John Overturf, Jr.

       We have agreed to indemnify the Selling Securityholders against specified liabilities including liabilities under the Securities Act in connection with its offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling us, against certain liabilities, including liabilities under the Securities Act.

       We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

       The Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices, if a public trading market develops and exists, or negotiated prices, in one or more of the following kinds of transactions:
*	Transactions in the over-the-counter market;

*	A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account;

*	Ordinary brokerage transactions and transactions in which a broker solicits a buyer; or

*	In privately negotiated transactions not involving a broker or dealer.

       Broker-dealers or agents may purchase shares directly from the Selling Securityholders or sell shares to someone else on behalf of the Selling Securityholders. Broker-dealers may charge commissions to both the Selling Securityholders selling common stock, and purchasers buying shares sold by the Selling Securityholders. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

       To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares.

       In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended. Regulation M prohibits Selling Securityholders from offering to purchase or purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

       The Selling Securityholders may be deemed to be underwriters within the meaning of the Securities Act. If a Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer, he will be an underwriter.

       Some states may require that registration, exemption from registration or notification requirements be met before the Selling Securityholders may sell their common stock. Some states may also require the Selling Securityholders to sell their common stock only through broker-dealers.

 Use of Proceeds

          We will not receive any proceeds when Selling Securityholders sell shares of common stock under this prospectus. We may receive proceeds from the exercise of the warrants included in the units. If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.

Description of Securities

          We are authorized to issue up to 50,000,000 shares of common stock, $.05 par value per share.

Common stock

          Each holder of our common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

          The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences, which may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as we may declare. Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are fully paid, and nonassessable. We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. Thus, we could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

Warrants

          The Selling Securityholders have been granted warrants exercisable to purchase up to 1,128,150 shares of our common stock at an exercise price of $2.45 per share. The warrants are subject to redemption at a redemption price of $0.01 per share, if after the effectiveness of the registration statement covering this prospectus, the closing bid price of our common stock exceeds the exercise price for at least 20 consecutive trading days. The warrants contain provisions that prohibit the Selling Securityholder from exercising the warrants, if such exercise would result in the Selling Securityholder owning more than 4.99% of our outstanding stock at the time of exercise. Each warrant is exercisable for a period equal to 15 months from the date it was issued. The exercise price, number and kind of common shares to be received upon exercise of the warrants are subject to adjustment upon the occurrence of events such as stock splits, stock dividends or recapitalizations. In the event of our liquidation, dissolution or winding up, holders of either the warrants will not be entitled to participate in the distribution of our assets. In addition, holders of the warrants have no voting, preemptive, liquidation or other rights of shareholders, and no dividends will be declared on the warrants or the shares underlying the warrants.

Convertible Debentures

          Some of the selling security holders have purchased convertible debentures. The principal amount of the debentures outstanding from time to time accrue interest at the rate of 12% per annum. The debentures are repayable in quarterly installments of principal and interest beginning July, 2005 and ending December, 2007. The debentures contain a provision that prohibits the selling security holder from converting the debenture if such conversion would result in the holder owning more than 4.99% of our outstanding common stock at the time of such conversion. Our obligation to repay the debentures is secured by a pledge of 100% of our shares of common stock of Casinos, USA, Inc. The stock pledge is held under an Indenture in which A. Leonard Nacht is trustee. For as long as the debentures are issued and outstanding, we may not sell or issue additional shares of our common stock at a price below the then current market price without the approval of a majority of the holders of the debentures. Holders of the debentures have no voting, preemptive, or other rights of shareholders.

Transfer Agent

          The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Indemnification

          Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Utah law, each of our directors, officers and any of our employees or agents against any and all expenses or liability reasonably incurred by them in connection with any action, suit, or proceeding to which they may be a party by reason of them being or having been a director, officer, employee or agent. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Our Articles of Incorporation also provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except as required by Utah law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Legal Matters

          The validity of the issuance of the common stock offered hereby will be passed upon for us by Clifford L. Neuman, P.C. of Boulder, Colorado. Mr. Neuman serves as one of our directors, and holds shares of our common stock in excess of 15% of our issued and outstanding common stock.

Experts

          The financial statements as of June 30, 2004, and June 30, 2003, and the years then ended, included in this prospectus have been audited by Stark Winter Schenkein & Co., LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon their authority as an expert in accounting and auditing in giving said report.

Where You Can Find Additional Information

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). We will not deliver any such reports with this Prospectus. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

          We have filed with the Securities and Exchange Commission ("SEC"), 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the securities offered. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. For further information concerning us and the securities offered, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

          Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. In each instance where a copy of that contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement is qualified in all respects by reference to that exhibit. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024 in Washington, D.C. 20549, Copies of all or any part of those documents may be obtained from the SEC's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549 at the SEC's prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including us.

Global Casinos, Inc.

Financial Statements
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET as of December 31, 2004 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 886,053
Accrued gaming income	257,098
Inventory	9,308
Other	5,800
Total current assets	1,158,259

Land, building and improvements, and equipment:
Land	517,950
Building and improvements	4,088,169
Equipment	1,622,569
6,228,688
Accumulated depreciation	(2,521,661)
3,707,027
$ 4,865,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 13,143
Accounts payable, related parties	261,389
Accrued expenses	325,360
Accrued interest	48,236
Current portion of long-term debt	123,361
Other	120,000
Total current liabilities	891,489

Long-term debt, less current portion	2,443,231

Commitments and contingencies

Stockholders' equity:
Preferred stock: 10,000,000 shares authorized
Series A - no dividends, $2.00 stated value, non-voting,
2,000,000 shares authorized, 200,500 shares issued and outstanding	401,000
Series B - 8% cumulative, convertible, $10.00 stated value, non-voting,
400,000 shares authorized, no shares issued and outstanding	-
Series C - 7% cumulative, convertible, $1.20 stated value, voting
600,000 shares authorized,
39,101 shares issued and outstanding, in arrears	46,921
Common stock - $0.05 par value; 50,000,000 shares authorized;
3,141,360 shares issued and outstanding	157,068
Additional paid-in capital	12,410,605
Accumulated (deficit)	(11,485,028)
1,530,566
$ 4,865,286

See accompanying notes.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the three months ended December 31, 2004 and 2003 (Unaudited)
	2004	2003
Revenues:
Casino	$ 999,577	$ 685,683

Expenses:
Casino operations	743,075	600,271
Operating, general, and administrative	52,354	37,855
	795,429	638,126

Income from operations	204,148	47,557

Other income (expense):
Interest expense	(48,107)	(51,890)
Gain from debt extinguishment and restructuring	705,034	-

Income before provision for income taxes	861,075	(4,333)
Provision for income taxes	-	-

Net income (loss)	861,075	(4,333)

Preferred dividends	(821)	(821)

Net income (loss) attributable to common stockholders	$ 860,254	$ (5,154)

Earnings (loss) per common share:
Basic	$ 0.29	$ (0.00)
Diluted	$ 0.25	$ (0.00)

Weighted average shares outstanding:
Basic	3,002,912	2,431,360
Diluted	3,502,505	2,431,360

See accompanying notes.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the six months ended December 31, 2004 and 2003 (Unaudited)
	2004	2003
Revenues:
Casino	$ 1,966,555	$ 1,439,728

Expenses:
Casino operations	1,444,273	1,200,270
Operating, general, and administrative	99,122	85,022
	1,543,395	1,285,292

Income from operations	423,160	154,436

Other income (expense):
Interest expense	(96,946)	(104,139)
Gain from debt extinguishment and restructuring	705,034	-

Income before provision for income taxes	1,031,248	50,297
Provision for income taxes	-	-

Net income	1,031,248	50,297

Preferred dividends	(1,642)	(1,642)

Net income attributable to common stockholders	$ 1,029,606	$ 48,655

Earnings per common share:
Basic	$ 0.37	$ 0.02
Diluted	$ 0.34	$ 0.02

Weighted average shares outstanding:
Basic	2,781,971	2,431,360
Diluted	3,070,658	2,470,461

See accompanying notes.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS for the six months ended December 31, 2004 and 2003 (Unaudited)
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$ 409,939	$ 176,172

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of building improvements and equipment	(43,953)	(37,744)
Net cash (used) by investing activities	(43,953)	(37,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(200,894)	(179,066)
Proceeds from sale of common stock	25,000	-
Proceeds from exercise of stock options	6,500	-
Net cash (used) by financing activities	(169,394)	(179,066)

Net increase (decrease) in cash	196,592	(40,638)
Cash at beginning of period	689,461	516,529

Cash at end of period	$ 886,053	$ 475,891

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 59,176	$ 44,648
Cash paid for income taxes	$ -	$ -

See accompanying notes.

GLOBAL CASINOS, INC. AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
(UNAUDITED)

    1.       Organization and Consolidation

                The Consolidated Financial Statements for the three months and six months ended December 31,                 2004 and 2003 have been prepared in accordance with the accounting policies described in the                 Company's annual report on Form 10-KSB.  Management believes the statements include all                 adjustments of a normal recurring nature necessary to present fairly the results of operations for the                 interim periods.

                Global Casinos, Inc. (the "Company" or "Global"), a Utah corporation, develops and operates                 gaming casinos.  The consolidated financial statements of the Company include the accounts of its                 wholly-owned subsidiaries.  All significant inter-company accounts and transactions have been                 eliminated in consolidation.  As of December 31, 2004, the Company's only operating subsidiary                 was:

CASINOS USA, INC. ("Casinos USA"), a Colorado corporation, which owns and operates the Bull Durham Saloon and Casino ("Bull Durham"), located in the limited stakes gaming district of Black Hawk, Colorado.

        2.        Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a history of substantial net losses and a shortage of working capital. Although the Company has recently improved its operating results, it continues to report an accumulated deficit which amounted to $11,593,918 at December 31, 2004. Furthermore, it has not been sufficiently profitable to pay all of its debts when due, and its officers and directors have advanced funds so that it can continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company continues its efforts to formulate plans and strategies to address its financial condition and increase profitability. Operating expenses have been reduced and debts have been restructured. The Company continues to explore methods to increase profitability; however, there can be no assurances that management will be successful in their efforts.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

    3.        Earnings per Common Share

Earnings per share ("EPS") are calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 128, Earnings Per Share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all dilutive potential common shares outstanding, except where the effect of their inclusion would be anti-dilutive (i.e., in a loss period). Potentially dilutive shares of 378,150 were not included in the calculation of diluted earnings per share for the period ended December 31, 2004, as their inclusion would have been anti-dilutive.

    4.        Debt

During the quarter ended December 31, 2004, we took several steps to resolve old outstanding obligations. We extinguished principal and interest aggregating $659,177 that were no longer enforceable obligations because the statute of limitations had expired. We issued 110,000 shares of common stock to creditors who converted aggregate obligations of $213,390 into stock. In connection with the early retirement of a mortgage debt, we agreed to a discounted cash payment of $28,468 for a mortgage with a remaining balance of $47,447.

    5.        Stockholders' Equity

In August 2004, the Company issued 300,000 shares of common stock to two directors and an affiliate in exchange for $60,000 in outstanding accrued and unpaid fees. The shares were taken for investment purposes and were subject to restrictions on transfer. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration requirements thereof contained in Section 4(2) thereunder.

In September 2004, the Company sold to three investors an aggregate of 250,000 units at a price of $.10 per unit. Each unit consisted of one share of common stock and one warrant exercisable for a period of 15 months to purchase one additional share of common stock at an exercise price of $.15. The securities were taken for investment purposes and were subject to restrictions on transfer. The securities were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration requirements thereof contained in Section 4(2) and Regulation D, Rule 504 thereunder.

In December 2004, the Company reclassified its Series A Preferred Stock from current liabilities to stockholders' equity. The preferred stock originally had a mandatory redemption feature and, accordingly, the preferred stock was classified as a liability for accounting purposes. The Company has received a opinion from legal counsel that the redemption feature is no longer enforceable. Therefore, the accounting treatment has been revised to present the preferred stock as a component of equity.

    6.        Related Party Transactions

An officer and director provides certain management, accounting, and administrative services to the Company. During the six months ended December 31, 2004 and 2003, his billings to the Company totaled $22,112 and $16,535, respectively.

A director operates a law firm that provides legal services to the Company. During the six months ended December 30, 2004 and 2003, his billings to the Company totaled $22,140 and $10,500, respectively.

    7.        Subsequent Events

Subsequent to December 31, 2004, the Company finalized arrangements for Casinos USA to retire certain debt owed to its senior creditor ("Astraea") and to redeem an option held by Astraea. The outstanding principal and interest under this portion of their debt aggregated $442,488. The option allowed Astraea to purchase Casinos USA including the Bull Durham assets and operations. Since the Bull Durham constitutes all the Company's assets and operations, exercise of the option would have had a material adverse impact on the company. The arrangement with Astraea required the Company to retire all of the outstanding principal and interest plus pay an additional $82,012 to redeem the option. The cost of the option was accrued at December 31, 2004.

Subsequent to December 31, 2004, the Company finalized a private placement of convertible debentures with a principal amount of $500,000. The debentures bear interest at 12% and are convertible into common stock at $0.50 per share. The debentures mature on December 31, 2007.

Report of Independent Auditors

Board of Directors and Shareholders
Global Casinos, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Global Casinos, Inc. and Subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders' (deficit), and cash flows for the years ended June 30, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Casinos, Inc. and Subsidiaries as of June 30, 2004, and the consolidated results of their operations and their cash flows for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has both working capital and stockholder's deficiencies as of June 30, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stark Winter Schenkein & Co., LLP
Denver, Colorado
September 30, 2004
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET as of June 30, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 689,461
Accrued gaming income	51,675
Inventory	9,436
Other	11,687
Total current assets	762,259

Land, building and improvements, and equipment:
Land	517,950
Building and improvements	4,074,448
Equipment	1,567,485
6,159,883
Accumulated depreciation	(2,380,896)
3,778,987
$ 4,541,246
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
Accounts payable, trade	$ 30,234
Accounts payable, related parties	270,232
Accrued expenses	167,321
Accrued interest	512,545
Current portion of long-term debt	207,000
Debt in default	417,973
Mandatory redeemable preferred stock, Series A, in default	401,000
Other	120,000
Total current liabilities	2,126,305

Long-term debt, less current portion	2,510,981

Commitments and contingencies

Stockholders' (deficit):
Preferred stock - 10,000,000 shares authorized:
Series B - 8% cumulative, convertible, $10.00 stated value, non-voting,
400,000 shares authorized, no shares issued and outstanding	-
Series C - 7% cumulative, in arrears, convertible, $1.20 stated value, voting,
600,000 shares authorized, 39,101 shares issued and outstanding	46,921
Common stock - $.05 par value, 50,000,000 shares authorized:
2,431,360 shares issued and outstanding	121,568
Additional paid-in capital	12,250,105
Accumulated (deficit)	(12,514,634)
(96,040)
$ 4,541,246

See accompanying notes to the consolidated financial statements.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS for the years ended June 30, 2004 and 2003

	2004	2003

Revenues:
Casino	$ 3,144,877	$ 2,770,073

Expenses:
Casino operations	2,537,693	2,333,540
Operating, general, and administrative	153,711	216,285
	2,691,404	2,549,825

Income from operations	453,473	220,248

Other income (expense):
Interest expense	(201,298)	(223,806)
Gain on debt restructuring	-	493,941
	(201,298)	270,135

Income before provision for income taxes	252,175	490,383
Provision for income taxes	-	-

Net income	252,175	490,383

Preferred dividends	(3,284)	(3,284)

Net income attributable to common stockholders	$ 248,891	$ 487,099

Earnings per common share:
Basic	$ 0.10	$ 0.20
Diluted	$ 0.10	$ 0.20

Weighted average shares outstanding:
Basic	2,431,360	2,431,360
Diluted	2,470,461	2,470,461

See accompanying notes to the consolidated financial statements.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) July 1, 2002 through June 30, 2004

	SERIES C
	PREFERRED STOCK		COMMON STOCK		Additional
	Number		Number		Paid
	of		of		in	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance as of July 1, 2002	39,101	$ 46,921	2,431,360	$ 121,568	$ 12,250,105	$(13,250,624)	$ (832,030)

Dividends on Series C preferred stock	-	-	-	-	-	(3,284)	(3,284)
Net income	-	-	-	-	-	490,383	490,383

Balance as of June 30, 2003	39,101	46,921	2,431,360	121,568	12,250,105	(12,763,525)	(344,931)

Dividends on Series C preferred stock	-	-	-	-	-	(3,284)	(3,284)
Net income	-	-	-	-	-	252,175	252,175

Balance as of June 30, 2004	39,101	$ 46,921	2,431,360	$ 121,568	$ 12,250,105	$(12,514,634)	$ (96,040)

See accompanying notes to the consolidated financial statements.
GLOBAL CASINOS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS for the years ended June 30, 2004 and 2003

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$252,175	$490,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	317,587	276,507
Gain from debt structuring		(493,941)
Change in assets and liabilities:
Accrued gaming income	(34,447)	118,684
Inventories	6,711	1,504
Accounts payable	41,213	23,371
Accrued interest	71,275	136,169
Other	10,299	(15,865)
	412,638	46,429

Net cash provided by operating activities	664,813	536,812

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of building improvements and equipment	(73,117)	(143,954)
Collections on note receivable	________	39,612
Net cash (used) by investing activities	(73,117)	(104,342)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(418,764)	(146,900)
Net cash (used) by financial activities	(418,764))	(146,900)

Net increase in cash	172,932	285,570
Cash at beginning of period	516,529	230,959

Cash at end of period	$689,461	516,529

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	130,023	$94,888
Cash paid for income taxes	$	$

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment financing obligations	$259,041	$127,605
Accrued and unpaid dividends on preferred stock	$3,284	$3,284

See accompanying notes to the consolidated financial statements.

    GLOBAL CASINOS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2004

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Consolidation

       Global Casinos, Inc. (the "Company or "Global"), a Utah corporation, develops and operates gaming casinos. The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Operations

As of June 30, 2004, it had one operating subsidiary, as follows:

       CASINOS USA, INC. ("Casinos USA"), a Colorado corporation, which owns and operates the Bull Durham Saloon and Casino ("Bull Durham"), located in the limited stakes gaming district in Black Hawk, Colorado.

Use of Estimates and Assumptions

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates included herein relate to the recoverability of assets, the value of long-lived assets, the long-term viability of the business, the future impact of gaming regulations, and future obligations under various tax statutes. Actual results may differ from estimates.

Risk Considerations

       We operate in a highly regulated environment subject to the political process. Our retail gaming license is subject to annual renewal by the Colorado Division of Gaming. Changes to existing statutes and regulations could have a negative effect on our operations.

Fair Value of Financial Instruments

       Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company's financial instruments include accounts payable, accrued expenses, other current liabilities and long-term debt. Except for long-term debt, the carrying value of financial instruments approximated fair value due to their short maturities.

      The carrying value of long-term debt approximated fair value because stated interest rates on these instruments are similar to quoted rates for instruments with similar risks.

Cash and Cash Equivalents

       Cash consists of demand deposits and vault cash used in casino operations. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2004, the Company had deposits in excess of the Federal Deposit Insurance Corporation limit of $100,000 at one financial institution. The balance in the Company accounts totaled $379,871.

Inventories

       Inventories primarily consist of food and beverage supplies and are stated at the lower of cost or market. Cost is determined by the specific-cost method.

Land, Building and Improvements, and Equipment

       Land, building and improvements, and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives. The building is depreciated over 31 years, and improvements and equipment are depreciated over five to seven years.

Impairment of Long-Lived Assets

       In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is determined as the amount by which the carrying value exceeds the fair value of the assets. The reported amount for assets to be disposed represent the lower of either the carrying value or the estimated fair value less the cost to sell.

Revenue Recognition

       In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses.

Advertising Costs

       The Company expenses all advertising costs as they are incurred. Advertising costs were $14,104 and $19,885 for the years ended June 30, 2004 and 2003, respectively.

Income Taxes

       The Company uses the liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates resulting from new legislation is recognized in income in the period of enactment. A valuation allowance is established against deferred tax assets when management concludes that the "more likely than not" realization criteria has not been met.

Earnings (Loss) Per Common Share

       Earnings (or loss) per share ("EPS") are calculated in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all dilutive potential common shares outstanding, except where the effect of their inclusion would be anti-dilutive. Potentially dilutive shares of 528,150 were not included in the calculation of diluted earnings per share for the year ended June 30, 2004, as their inclusion would have been anti-dilutive.

Stock-Based Compensation

       The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25"), but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to measure compensation costs for stock-based compensation as prescribed by APB 25 in accounting for its stock option incentive plans.

Comprehensive Income

       SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income, its components and accumulated balances. For the years ended June 30, 2004 and 2003, there were no differences between reported net income and comprehensive income.

Derivative Instruments and Hedging Activities

       SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, established requirements for disclosure of derivative instruments and hedging activities. During the periods covered by the financial statements the Company did not have any derivative financial instruments and did not participate in hedging activities.

Segment Information

       The Company currently operates in one business segment as determined in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performance. All operations are located in the United States of America.

Recent Pronouncements

       In December 2003, the FASB issued a revised Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to interests in variable interest entities ("VIE") created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R is not expected to have a material impact on the Company's financial statements.

       In April 30, 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivatives Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement No. 133 Implementation Issues that have been effective for fiscal quarters beginning prior to June 15, 2003, should continue to be applied in accordance with the respective effective dates. In addition, certain provisions relating to forward purchases or sales of "when-issued securities" that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of this standard did not have an impact on the consolidated financial statements.

       In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equities, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. SFAS No. 150 applies specifically to a number of financial instruments that issuers have historically presented in their financial statements as equity, or between the liabilities and equity sections of the balance sheet, rather than as liabilities. Generally, SFAS No. 150 is effective for financial instruments issued or modified after May 31, 2003 and is otherwise effective for interim periods beginning after June 15, 2003. The adoption of SFAS No. 150 caused the Company to reclassify certain mandatory redeemable preferred stock to current liabilities.

2.      GOING CONCERN

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Although the Company reported net income for the years ended June 30, 2004 and 2003, it had net losses for several previous fiscal years and has suffered from a lack of working capital. As of June 30, 2004, it had an accumulated deficit of $12,514,634 and a working capital deficiency of $1,364,046. The Company is in default on various loan agreements, is delinquent on payments to certain creditors and has ceased operating all but one of its casinos. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

       The Company continues its efforts to formulate plans and strategies to address its financial condition and increase profitability. Operating expenses have been reduced and management will continue to address debt currently in default by negotiating with creditors to convert debt to equity, extend maturity dates and reduce payment amounts. The Company continues to explore methods to increase profitability; however, there can be no assurances that management will be successful in their efforts.

       The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.     ONSOURCE CORPORATION DIVIDEND

       OnSource Corporation ("OnSource"), a Delaware corporation, was organized by Global as a wholly owned subsidiary. The Company formed OnSource to effect a spin-off of its Alaska operations. Global transferred its ownership of the Alaskan operations to OnSource effective July 1, 2001. Global declared a stock dividend under which Global shareholders received their pro-rata share of OnSource common stock.

       Global established August 6, 2001 as the record date for determining the shareholders entitled to receive the stock dividend. Global stockholders received one share of OnSource common stock for every ten shares of Global common stock beneficially owned as of August 6, 2001. The OnSource Shares were distributed to Global's shareholders during fiscal year 2004.

4.     GAIN FROM DEBT RESTRUCTURING

       During the year ended June 30, 2003, the Company finalized restructuring certain long-term obligations. An investment company holding a note with a principal balance of $500,582 agreed to waive accrued and unpaid interest in the amount of $214,796. Two equipment suppliers holding debt with an aggregated principal balance of $356,525 agreed to reduce the balance to $77,380, resulting in a gain of $279,145.

5.     NOTES PAYABLE AND LONG-TERM DEBT

       At June 30, 2004, notes payable and long-term debt consisted of the following:

Various installment notes payable to equipment suppliers, bearing interest at various rates from 0% to 12%, due in monthly installments aggregating $30,393, through 2005.	174,468

Senior mortgages payable to an investment company, collateralized by real estate, interest at 7%, monthly payments of $6,768 through September 2009. Final payment of $943,000.	1,009,659

Junior mortgages payable to private lenders, collateralized by real estate, interest at 4%, monthly payments of $5,452 through September 2009. Final payment of $956,000.	1,104,658

Note payable to an investment company, collateralized by the Company's interest in Casino USA, interest at 4%. Due in September 2009.	424,465

Unsecured convertible notes, in default, default interest at 12%. Notes are convertible in whole or in part, at the option of the holder, to common stock at a conversion price of $5.00 per share. Upon the effective date of a registration statement registering the underlying shares of common stock, notes will automatically convert.	136,500

Unsecured loans, in default, interest at 10% to 15%.	281,473

Other	4,732
Total Notes payable and long-term debt	3,135,954
Less current portion of notes payable and long-term debt	(207,000)
Less debt in default	(417,973)
Long-term debt, net	$ 2,510,981

       Scheduled maturities of notes payable and long-term debt for the years ending June 30 are as follows:

Debt in Default	$ 417,973
2005	207,000
2006	34,201
2007	40,693
2008	37,822
Thereafter	2,398,265
Total	$ 3,135,954

       During the year ended June 30, 2004, the Company entered into installment note agreements with three equipment suppliers for the acquisition of gaming equipment having an aggregate purchase price of $259,041. The notes bear interest at rates ranging from 0% to 12% and have terms ranging from six months to twelve months. The equipment suppliers retain a security interest in the gaming equipment until the notes are paid in full. At June 30, 2004, these notes had an outstanding balance of $174,468.

       During the year ended June 30, 2003, the Company finalized a restructuring of certain notes payable and long-term debt (the "2002 Restructuring"). The Term Sheet providing for the foregoing was executed by Global Casinos, Casinos USA, and the holders of all debt instruments except for the holders of approximately $200,000 in subordinated mortgage notes. With respect to those junior lienholders, the Company nevertheless began making revised payments based upon the restructured interest of those subordinated mortgage notes. The Company takes the position that by their acquiescence, those subordinated note holders are deemed to be bound by the terms of the Term Sheet.

6.     STOCKHOLDERS' (DEFICIT)

Preferred Stock

       The Company has authorized 10,000,000 shares of preferred stock. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors.

Series A Convertible Redeemable Preferred Stock

       The Company's Board of Directors has authorized 2,000,000 shares of $2.00 stated value, Series A Preferred Stock. The preferred stock has a senior liquidation preference value of $2.00 per share. It does not bear dividends. It contains a mandatory redemption feature that required the Company to redeem the outstanding stock on May 31, 1995 at a rate of $2.00 per share. On May 31, 1995, a majority of the preferred stockholders agreed to waive the mandatory redemption in consideration for a lower conversion price into common shares at $1.125 per share. Subsequently, holders of 1,205,750 shares of Series A preferred stock converted their holdings into common stock. The remaining 200,500 outstanding shares of Series A preferred stock are held by owners who chose not to participate in the revised offer. The Company is in default of the mandatory redemption feature of the outstanding shares. The conversion privileges originally included with the stock have expired.

Series B Convertible Redeemable Preferred Stock

       The Company's Board of Directors has authorized 400,000 shares of $10.00 stated value, Series B Convertible Preferred Stock. Each share of Series B preferred stock is convertible into one share of the Company's common stock or may be redeemed at an exercise price of $10.00 per share. In addition, the Series B shares have a junior liquidation preference of $10.00 per share. Holders of the Series B preferred stocks are entitled to receive an annual dividend payable at the rate of 8% per annum, which is cumulative, and unpaid dividends bear interest at an annual rate of 12%.

       On June 30, 2001, all outstanding shares of Series B preferred stocks were converted into a non-recourse promissory note payable by Global Alaska Industries, Inc. ("GAI") with a principal balance of $2,385,000. The Company's interest in GAI was transferred to OnSource Corporation as part of the spin-off effective July 1, 2001.

Series C Convertible Preferred Stock

       In January 1999, the Board of Directors of the Company ratified the issuance of Series C preferred stock. The Company has authorized 600,000 Series C shares with a stated value of $1.20 per share. Series C shares are convertible into common stock at a rate of $1.20 per share. Holders of Series C preferred stock are entitled to vote and to receive dividends at the annual rate of 7% based on the stated value per share. In addition, the holders of Series C preferred stock are entitled to participate, pro rata, in dividends paid on outstanding shares of common stock. The dividends are cumulative and unpaid dividends bear interest at an annual rate of 10%.

       Effective October 1, 2001, holders of 448,070 outstanding shares of Series C preferred stock agreed to exchange their Series C shares and their cumulative unpaid dividends and interest for promissory notes with an aggregate principal balance of $640,941. They further agreed that the promissory notes would be assigned to and assumed by OnSource as part of the spin-off. As of June 30, 2004, there were 39,101 Series C preferred shares outstanding. The aggregate value of cumulative preferred dividends in arrears was $17,918, or $0.46 per share.

Common Stock

       The Company has authorized 50,000,000 shares of $0.05 par value common stock.

Warrants To Purchase Common Stock

       In October 1996, in connection with a private placement of convertible debt, the Company issued 126,050 Class E Warrants, exercisable at $6.00 per share; 126,050 Class F Warrants, exercisable at $7.00 per share; and 126,050 Class G Warrants, exercisable at $8.00 per share. The Class, E, F and G warrants expire 30, 60 and 90 days after the effective registration of the underlying common shares with the SEC.

7.     COMMITMENTS AND CONTINGENCIES

Leases

       The Company leases approximately 4,200 square feet of space used as its corporate offices. The lease requires monthly payments of approximately $3,500 and terminates in July of 2006. Gunpark Management, LLC pays the rent and charges the Company $1,000 per month for its pro rata share of the facility.

       Minimum lease payments for future fiscal years are as follows:
2005		$ 42,000
2006		43,000
2007		4,000
	Total	$ 89,000

       Net rent expense after giving effect to sublease income received, was approximately $12,000 for the year ended June 30, 2004 and $14,000 for the year ended June 30, 2003.

Option to Purchase Casinos USA

       Among other terms and conditions, the Company agreed to grant an option to the senior creditor to purchase 100% of the common stock of Casinos USA for $100. The option can be exercised any time after March 17, 2005. Global can redeem the option by paying in full the principal and interest balance on the $500,582 promissory note. Global does not currently have the capital resources to retire the promissory note payable. It will attempt to generate the funds internally or through a capital infusion. Should it fail to retire the debt before March 17, 2005, the creditor will be able to purchase Casinos USA, including the assets and operations of the Bull Durham for $100. As the Bull Durham constitutes all of the Company's operations, such an event would have a material adverse effect on the Company and its ability to retire its obligations.

Securities and Exchange Commission

       On September 24, 1998, the Company and a former director entered into a voluntary consent decree with the Securities and Exchange Commission, pursuant to which an administrative order was entered by the Commission directing the Company and the former director to cease and desist from anti-fraud violations of the federal securities laws in the future.

       On June 1, 1998, the Commission brought an administrative proceeding against a related party and certain of its directors, alleging certain violations of federal securities laws. Two of the individuals were also directors of the Company, who subsequently resigned as directors of Global. The matters at issue in the administrative proceeding do not involve the Company and management does not believe that it will have a material adverse effect. Nevertheless, the proceeding involves two of the Company's prior directors and the ultimate outcome of this matter is uncertain.

8.     INCOME TAXES

       The Company and its subsidiaries are subject to income taxes on income arising in, or derived from, the tax jurisdictions in which they operate.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are comprised mainly of net operating loss carry-forwards.

      The reconciliation between the statutory federal tax rate and the effective tax rate as a percentage is as follows:

	2004	2003

Statutory federal income tax rate	34%	34%
Effect of net operating loss carry-forward	(34)	(34)
	-%	-%

      At June 30, 2004, the Company had net operating loss carry forwards of approximately $7,540,000 available to reduce future taxable income. The net operating loss carry forwards expire in the years ending June 30 as follows:

2009	$1,647,000
2010	1,217,000
2011	518,000
2012	790,000
2013	1,985,000
2014	316,000
2015	985,000
2016	82,000
$7,540,000

      When more than a 50% change in ownership occurs, over a three-year period, as defined, the Tax Reform Act of 1986 limits the utilization of net operating loss (NOL) carry forwards in the years following the change in ownership. Therefore, the Company's utilization of its NOL carry forwards may be partially reduced as a result of changes in stock ownership. No determination has been made as of June 30, 2004, as to what implications, if any, there will be in the net operating loss carry forwards of the Company. The deferred tax asset of approximately $2,600,000 related to the operating loss carry-forward has been fully reserved at June 30, 2004.

9.     STOCK INCENTIVE PLAN

       The Company has a Stock Incentive Plan (the "Incentive Plan"), that allows the Company to grant incentive stock options and/or purchase rights (collectively "Rights") to officers, employees, former employees and consultants of the Company and its subsidiaries. The Company has reserved 150,000 shares of common stock for issuance under these Plans. The options expire five years from the date of grant.

       SFAS 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The fair value of the option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants during the year ended June 30, 2003: expected life of options of 4 years, expected volatility of 168%, risk-free interest rate of 2% and no dividend yield. The weighted average fair value at the date of grant for options granted during the year ended June 30, 2003 approximated $0.03 per option. No options were granted during the year ended June 30, 2004.

      A summary of stock option activity is as follows:
		Weighted	Weighted
	Number	average	average
	of	exercise	fair
	shares	price	value
Balance at
June 30, 2002	100,000	$ 0.14
Granted	50,000	$ 0.13	$ 0.03
Forfeited	-0-_
Balance at
June 30, 2003	150,000	$ 0.13
Granted	-0-	-	-
Balance at
June 30, 2004	150,000	$ 0.13

The following table summarizes information about fixed-price stock options at June 30, 2004:

	Outstanding
	Weighted	Weighted	Weighted-
	Average	Average	Average	Exercisable
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$0.13	100,000	3.2 years	$0.13	100,000	$0.13
$0.15	50,000	2.5 years	$0.15	50,000	$0.15
	150,000			150,000

       The following pro forma net income and earnings per share for 2004 and 2003 would result had the Company's compensation cost been determined using the fair value based accounting provisions of SFAS No. 123:
	2004	2003

Net Income reported	$252,175	$490,383
Net Income pro forma	$252,175	$488,883

Earnings per share reported	$0.10	$0.20
Earnings per share pro forma	$0.10	$0.20

10.     401(k) SAVING AND PROFIT SHARING PLAN

       On July 1, 1997, the Company started a Retirement Savings and Investment Plan (the "401(k) Plan") for its employees that is intended to qualify under Section 401(k) of the Internal Revenue Code. Qualified employees may participate in the Company's 401(k) Plan by contributing up to 10% of their gross earnings to the plan, subject to certain Internal Revenue Code restrictions. The Company matches an amount equal to 100% of each participant's contribution up to a maximum of 5% of their earnings. Company contributions for the years ended June 30, 2004 and 2003 were $2,006 and $13,620, respectively.

11.     RELATED PARTY TRANSACTIONS

       An officer and director provides certain management, accounting, and administrative services to the Company. During the years ended June 30, 2004 and 2003, his billings to the Company totaled $36,892 and $52,921 respectively.

       A director operates a law firm that provides legal services to the Company. During the years ended June 30, 2004 and 2003, his billings to the Company totaled $18,485 and $40,463 respectively.

      Gunpark Management, LLC provides management, clerical and administrative services to the Company. Gunpark Management is an affiliate of Mr. Jennings, who is a 50% managing member. During fiscal years 2004 and 2003, the Company paid Gunpark Management fees in the aggregate amount of $36,000 and $23,500, respectively.

12.     SUBSEQUENT EVENTS

       In August 2004, two directors and an affiliate of a director converted an aggregate of $60,000 in outstanding accrued and unpaid fees into 300,000 shares of common stock at a conversion price of $.20 per share. The shares were taken for investment purposes and were subject to restrictions on transfer. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements thereof contained in Section 4(2) thereunder.

       In September 2004, the Company sold to three investors an aggregate of 250,000 units at a price of $.10 per unit. Each unit consisted of one share of common stock and one warrant exercisable for a period of 15 months to purchase one additional share of common stock at an exercise price of $.15. The securities were taken for investment purposes and were subject to restrictions on transfer. The securities were issued without registration under the Securities Act of 1933, as amended in reliance upon Section 4(2) and Regulation D, Rule 504 thereunder.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ___________, 2005 (25 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus whether or not participating in the offering may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Global Casinos, Inc.

2,328,150 Shares of Common Stock

_________ ___, 2005

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.       Indemnification of Directors and Officers.

       Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any  proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit.  Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

       Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.  Section 16-10a-907(1) extends this right to officers of a corporation as well.

       Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith.  Section 16-10a-907(1) extends this protection to officers of a corporation as well.

       Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

       Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908  allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

       Article XI of our Amended and Restated Articles of Incorporation provide for indemnification of our directors, executive officers, employees and agents to the fullest extent permitted by the Utah Revised Business Corporation Act.

Item 25.      Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by us, are as follows:
SEC Filing Fee	$
Printing Expenses	500
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	5,000
Blue Sky Fees and Expenses	2,500
Registrar and Transfer Agent Fee	500
Miscellaneous

Total	$

Item 26.     Recent Sales of Unregistered Securities.

          1.          In August 2004, two directors and an affiliate of a director converted an aggregate of $60,000 in outstanding accrued and unpaid fees into 300,000 shares of common stock at a conversion price of $.20 per share. The shares were taken for investment purposes and were subject to restrictions on transfer. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements thereof contained in Section 4(2) thereunder.

          2.          In September 2004, we sold to three investors an aggregate of 250,000 units at a price of $.10 per unit. Each unit consisted of one share of common stock and one warrant exercisable for a period of 15 months to purchase one additional share of common stock at an exercise price of $.15. The securities were taken for investment purposes and were subject to restrictions on transfer. Proceeds of the offering were used for working capital. The units were sold to three investors, each of whom qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities were issued without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon Section 4(2) and Regulation D, Rule 504 thereunder.

         3.          In January 2005, we completed the private placement of units, each unit consisting of a 12% convertible debenture and a warrant exercisable to purchase one share of our common stock for each dollar in principal amount of debenture at an exercise price of $0.15. In total, up to 1,500,000 shares of our common stock could be issued if all of the debentures were converted and all of the warrants exercised. Gross proceeds of the offering were $500,000, which proceeds were used to retire a secured note and an option held by Astraea Investment Management, L.P. The units were sold to a total of six investors, each of whom qualify as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities were taken for investment purposes and were subject to restrictions on transfer. The securities were issued in reliance on Rule 506, Regulation D promulgated under the Securities Act of 1933, as amended.

Item 27.     Exhibits

         a.          The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

	Exhibit No.	Title

*	3.0	Articles of Amendment to the Articles of Incorporation dated June 22, 1994
*	3.1	Amended and Restated Articles of Incorporation
*	3.2	Bylaws
*	3.3	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock
*****	3.4	Certificate of Designations, Preferences, and Rights of Series B Convertible Preferred Stock
*****	3.5	Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock
*****	3.6	Agreement Respecting Rights of Holders of Series C Convertible Preferred Stock
*	4.1	Specimen Certificate of Common Stock
*	4.2	Specimen Class A Common Stock Purchase Warrant
*	4.3	Specimen Class B Common Stock Purchase Warrant
*	4.4	Specimen Class C Common Stock Purchase Warrant
*	4.5	Warrant Agreement
	4.6	Form of Convertible Debenture
	4.7	Form of Warrant Certificate
	5.0	Opinion of Clifford L. Neuman, P.C. regarding the legality of the securities being registered
*	10.1	Selling Agent Agreement
*	10.2	The Casino-Global Venture I Joint Venture Agreement
*	10.3	Assignment of Casino-Global Joint Venture Agreement dated January 31, 1994
*	10.4	Nonresidential Lease Agreement between Russian-Turkish Joint Venture Partnership with Hotel Lazurnaya and Global Casino Group, Inc. dated September 22, 1993
*	10.5

Contract by and between Aztec-Talas-Four Star, Inc. and Global Casinos Group, Inc. dated April 12, 1993, and Addendum to Agreement by and between Aztec-Talas-Four Star, Inc., Global Casinos Group, Inc. and Restaurant "Naryn" dated June 29, 1993.

*	10.6

Agreement and Plan of Reorganization among Silver State Casinos, Inc., Colorado Gaming Properties, Inc. and Morgro Chemical Company, dated September 8, 1993, incorporated by reference from the Company's Current Report on Form 8-K, dated September 20, 1993

*	10.7

Agreement and Plan of Reorganization among Casinos U.S.A., Lincoln Corporation, Woodbine Corporation and Morgro Chemical Company, dated October 15, 1993, incorporated by reference from the Company's Current Report on Form 8-K, dated November 19, 1993

*	10.8	Stock Pooling and Voting Agreement, incorporated by reference from the Company's Current Report on Form 8-K, dated November 19, 1993
*	10.9	Employment Agreement, dated September 28, 1993, between Morgro Chemical Company and Nathan Katz, incorporated by reference from the Company's Current Report on Form 8-K, dated November 19, 1993
*	10.10

Employment Agreement, dated October 15, 1993, between Morgro Chemical Company and William P. Martindale, incorporated by reference from the Company's Current Report on Form 8-K, dated November 19, 1993

*	10.11

Asset Acquisition Agreement by and among Global Casinos, Inc., Morgro, Inc. and MDO, L.L.C., dated as of February 18, 1994, incorporated by reference from the Company's Current Report on Form 8-K, dated February 18, 1994

*	10.12	Stock Purchase Agreement, dated March 25, 1994, incorporated by reference from the Company's Current Report on Form 8-K, dated April 29, 1994
*	10.13	Articles of Incorporation of BPJ Holding N.V., incorporated by reference from the Company's Current Report on Form 8-K, dated April 29, 1994
*	10.14	Aruba Caribbean Resort and Casino Lease Agreement, dated January 18, 1993, incorporated by reference from the Company's Current Report on Form 8-K, dated April 29, 1994
*	10.15	Aruba Gaming Permit issued to Dutch Hotel and Casino Development Corporation, incorporated by reference from the Company's Current Report on Form 8-K, dated April 29, 1994
*	10.16	Letter Agreement between Astraea Investment Management, L.P. and Global Casinos, Inc. dated May 11, 1994
*	10.17	Guaranty from Global Casinos, Inc. to Astraea Investment Management, L.P. dated May 19, 1994
*	10.18	Secured Convertible Promissory Note in favor of Global Casinos, Inc. from Astraea Investment Management, L.P. dated May 19, 1994
*	10.19	Registration Rights Agreement between Global Casinos, Inc. and Astraea Investment Management, L.P. dated May 11, 1994
*	10.20	Employment Agreement, dated July 1, 1994, between Global Casinos, Inc. and Peter Bloomquist
**	10.21	Letter of Agreement, dated September 16, 1994 between Astraea Management Services, L.P., Casinos U.S.A., Inc. and Global Casinos, Inc.
***	10.23	Letter of Agreement dated June 27, 1995, between Global Casinos, Inc., Global Casinos International, Inc., Global Casinos Group, Inc., Broho Holding, N.V., and Kenneth D. Brown individually.
*	10.24	Second Amended Plan of Reorganization of Casinos USA, Inc., and Order Confirming Plan
*	10.25	Warrant Agreement
****	10.26	Stock Purchase and Sale Agreement between Alaska Bingo Supply, Inc., Global Alaska Industries, Inc. and Mark Griffin
*****	10.27	Convertible Promissory Note in the amount of $450,000 dated March 31, 1998 in favor of Mark Griffin
****	10.28	General Security Agreement from Global Alaska Industries, Inc. to Mark Griffin
****	10.29	Stock Pledge Agreement from Global Alaska Industries, Inc. to Mark Griffin
*****	10.30	Agreement to Convert Debt dated March 31, 1998 with Mark Griffin
*****	10.31	Tollgate Casino Lease and Option Agreement
*****	10.32	Equipment Lease with Plato Foufas & Co., Inc.
*****	10.33	Employment Agreement of Eric Hartsough
******	10.34	Stock Purchase Agreement dated December 30, 1999 between Arufinance, N.V. and Global Casinos, Inc.
*******	10.35	Term Sheet dated July 24, 2002 between Global Casinos, Inc., Astraea Investment Management L.P. and others.
*******	10.36	Agreement dated September 17, 2002 among Global Casinos, Inc., Casinos, U.S.A., Inc. and Astraea Investment Management L.P.
*******	10.37

Agreement and Amendment to Promissory Note dated September 17, 2002 between Casinos U.S.A., Inc. and Astraea Investment Management L.P. for promissory note in the original principal amount of $249,418.48.

*******	10.38

Agreement and Amendment to Promissory Note dated September 17, 2002 between Casinos U.S.A., Inc. and Astraea Investment Management L.P. for promissory note in the original principal amount of $750,000.

*******	10.39

Agreement and Amendment to Promissory Note dated September 17, 2002 between Casinos U.S.A., Inc. and Astraea Investment Management L.P. for promissory note in the original principal amount of $783,103.56.

*******	10.40	Assumption Agreement dated September 17, 2002 among, Global Casinos, Inc., Casinos U.S.A., Inc. and Astraea Investment Management L.P.
*******	10.41	Bill of Sale, Assignment and Assumption dated October ___, 2002 between Global Casinos, Inc. and Casinos, U.S.A., Inc.
*******	10.42	Option Agreement dated September 17, 2002 by and between Astraea Investment Management L.P. and Global Casinos, Inc.
*******	10.43	Security Agreement dated September 17, 2002 by Casinos U.S.A., Inc. in favor of Astraea Investment Management L.P.
*******	10.44	Service Agreement dated as of September 17, 2002 between Casinos U.S.A., Inc. and Global Casinos, Inc.
*******	10.45	Stock Pledge Agreement dated as of September 17, 2002 between Global Casinos, Inc. and Astraea Investment Management L.P.
*******	10.46	Voting Agreement dated as of September 17, 2002 between Casinos U.S.A., Inc. and Global Casinos, Inc.
	10.47	Agreement dated as of January 3, 2005 between the Company, Casinos, U.S.A., Inc. and Astraea Investment Management, L.P., assignor to Bull Durham, L.L.C. as Trustee
	10.48	Stock Pledge Agreement dated as of January 3, 2005 between the Company and A. Leonard Nacht
	10.49	Trust Indenture dated as of January 3, 2005, between the Company as Issuer and A. Leonard Nacht as Trustee
	21	List of Subsidiaries
	23.1	Consent of Clifford L. Neuman, P.C. (incorporated into Exhibit 5.0)
	23.2	Consent of Stark Winter Schenkein & Co., L.L.P.

_______________________________
*	Incorporated by reference to the Registrant's Registration Statement on Form SB-2, Registration No. 33-76204, on file with the Commission on August 11, 1994.
**	Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for year ended June 30, 1994.
***	Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 15, 1995.
****	Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 1, 1997, as filed with the Commission on August 14, 1997.
*****	Incorporated by reference to the Registrant's Annual Report on Form 10KSB for the year ended June 30, 1999.
******	Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 30, 1999, as filed with the Commission on January 14, 2000.
*******	Incorporated by reference to the Registrant's Annual Report on Form 10KSB for the year ended June 30, 2002.

__________________________

Item 28.     Undertakings

         The undersigned Registrant hereby undertakes:

          1.          To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

          2.          That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3.          To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Boulder, Colorado, on the ___ day of __________, 2005.
GLOBAL CASINOS, INC.,
a Utah corporation

By: /s/ Frank L. Jennings Frank L. Jennings, Principal Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Global Casinos, Inc. and on the dates indicated.
Signature	Position	Date

/s/ Frank L. Jennings Frank L. Jennings	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer & Director	March 9, 2005

/s/ Clifford L. Neuman Clifford L. Neuman	Director	March 9, 2005